Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

TELLABS, INC.,

TELLABS WILLOW CORP.

AND

WICHORUS, INC.

Dated as of October 20, 2009

AGREEMENT AND PLAN OF MERGER

i

EXHIBITS

Exhibit A	Form of Support and Release Agreement
Exhibit B	Form of Indemnity Escrow Agreement
Exhibit C	Company Charter
Exhibit D	Form of Opinion of Wilson Sonsini Goodrich & Rosati
Exhibit E	Form of FIRPTA Statement
Exhibit F	Form of FIRPTA Notification

TABLE OF DEFINED TERMS

Defined Term	Section

2008 Financial Statements	Section 3.5
Accounts Receivable	Section 3.23
Affected Stockholder	Section 8.5(a)
Affiliate	Section 3.15
Aggregate Merger Consideration	Section 1.5(h)(i)
Agreement	Introduction
Balance Sheet	Section 3.5
Balance Sheet Date	Section 3.5
Business	Section 3.14(a)(i)
Cash Payment	Section 1.5(h)(ii)
CCC	Section 1.5(e)
Certificate of Merger	Section 1.2
Certificates	Section 1.6(a)
Claim Notice	Section 8.5(a)
Claiming Party	Section 8.4(a)
Closing	Section 1.15(a)
Closing Date	Section 1.15(a)
Code	Section 1.9
Common Per Share Consideration	Section 1.5(c)(v)
Common Share Consideration	Section 1.5(h)(iii)
Company	Introduction
Company 401(k) Plans	Section 5.12
Company Agreements	Section 3.20
Company Ancillary Agreements	Section 3.3(a)
Company Business Personnel	Section 3.13
Company Bylaws	Section 1.15(d)(iii)
Company Charter	Section 1.4(a)
Company Common Shares	Recitals
Company Employment Agreement	Section 3.11(c)
Company Group	Section 3.8(p)(iii)
Company Indemnified Parties	Section 8.10(a)
Company Intellectual Property	Section 3.14(a)(ii)
Company Letter	Article III
Company Permits	Section 3.7
Company Plan	Section 3.11(a)
Company Preferred Shares	Recitals
Company Property	Section 3.12(a)(ii)
Company Proprietary Information Agreement	Section 3.14(g)
Company Registered Intellectual Property Rights	Section 3.14(b)
Company Series A Preferred Shares	Recitals
Company Series B Preferred Shares	Recitals
Company Series B-1 Preferred Shares	Recitals
Company Series C Preferred Shares	Recitals

v

Company Shares	Recitals
Company Stock Options	Section 3.2(a)
Company Stock Plan	Section 3.2(a)
Company Stockholders	Section 1.6(a)
Company Unvested Stock Option	Section 5.4(b)
Company Vested Stock Option	Section 5.4(a)
Company Vested Stock Optionholders	Section 1.6(b)
Constituent Corporations	Introduction
Contaminant	Section 3.12(b)
Conversion Ratio	Section 5.4(c)
Copyrights	Section 3.14(a)(v)
DGCL	Section 1.1
Dissenting Shares	Section 1.5(e)
Effective Time	Section 1.2
Encumbrance	Section 3.6(c)(vii)
Environmental Laws	Section 3.12(b)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Exchange Agent	Section 1.6(a)
Expense	Section 8.2(c)
Financial Statements	Section 3.5
GAAP	Section 3.5
Gains Taxes	Section 5.7
Governmental Entity	Section 2.3
HSR Act	Section 2.3
Indemnity Agent	Section 1.7(b)
Indemnity Agreement	Recitals
Indemnity Amount	Section 1.5(h)(iv)
Indemnity Fund	Section 1.7(b)
Indemnity Fund Claim Notice	Section 8.4(a)
Indemnity Fund Objection	Section 8.4(c)
Indemnity Repayment	Section 1.5(h)(v)
Information Statement	Section 3.34
Intellectual Property Rights	Section 3.14(a)(v)
Interim Balance Sheet Date	Section 3.5
Interim Financial Statements	Section 3.5
IRS	Section 3.11(a)
Joint Venture	Section 3.2(e)
Knowledge of Parent	Section 2.4
Knowledge of the Company	Section 3.9(c)
Liquidation Preference Amount	Section 1.5(h)(vi)
Loss	Section 8.2(c)
Maskworks	Section 3.14(a)(v)
Material Adverse Change	Section 2.3
Material Adverse Effect	Section 2.3
Merger	Recitals
Non-Disclosure Agreement	Section 5.2

Objections	Section 8.5(c)
Open Source Materials	Section 3.14(w)
Ordinary Course Inbound IP Agreements	Section 3.14(j)
Ordinary Course Outbound IP Agreements	Section 3.14(e)
Owned Company Intellectual Property	Section 3.14(a)(iii)
Parent	Introduction
Parent Ancillary Agreements	Section 2.2
Parent Bylaws	Section 1.15(b)(iii)
Parent Charter	Section 1.15(b)(i)
Parent Claim Notice	Section 8.4(a)
Parent Common Shares	Section 5.4(b)
Parent Group Members	Section 8.2(c)
Parent Letter	Section 2.3
Patents	Section 3.14(a)(v)
Permitted Encumbrance	Section 3.6(c)(vii)
Per Share Merger Consideration	Section 1.5(h)(vii)
Person	Section 3.15
Products	Section 3.14(a)(iv)
PTO	Section 3.14(b)
Real Property	Section 3.16(a)
Registered Intellectual Property Rights	Section 3.14(a)(vi)
Release	Section 3.12(b)
Requirements of Laws	Section 3.9(c)
Series A Per Share Consideration	Section 1.5(c)(i)
Series B Per Share Consideration	Section 1.5(c)(ii)
Series B-1 Per Share Consideration	Section 1.5(c)(iii)
Series C Per Share Consideration	Section 1.5(c)(iv)
Specified Representations	Section 8.1
State Takeover Approvals	Section 2.3
Stockholder Claim Notice	Section 8.5(a)
Stockholder Objection	Section 8.5(c)
Stockholders Representative	Section 8.7(a)
Stockholders Representative Expense Reimbursement Amount	Section 1.5(h)(viii)
Sub	Introduction
Subsidiary	Section 2.3
Substitute Option	Section 5.4(b)
Support and Release Agreements	Recitals
Surviving Corporation	Section 1.1
Takeover Proposal	Section 4.2(a)
Taxes	Section 3.8(p)(i)
Tax Return	Section 3.8(p)(ii)
Technology	Section 3.14(a)(vii)
Trademarks	Section 3.14(a)(v)
Trade Secrets	Section 3.14(a)(v)
Transmittal Letter	Section 1.6(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2009 (this “Agreement”), among Tellabs, Inc., a Delaware corporation (“Parent”), Tellabs Willow Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and WiChorus, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.001 par value, of the Company (“Company Common Shares”), and each issued and outstanding share of preferred stock, $0.001 par value, of the Company (“Company Preferred Shares”, and together with the Company Common Shares, the “Company Shares”), of which 2,428,571 shares have been designated as Series A Preferred Stock (“Company Series A Preferred Shares”), 12,428,572 shares have been designated as Series B Preferred Stock (“Company Series B Preferred Shares”), 11,766,087 shares have been designated as Series B-1 Preferred Stock (“Company Series B-1 Preferred Shares”) and 10,778,443 shares have been designated as Series C Preferred Stock (“Company Series C Preferred Shares”), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive a portion of the Aggregate Merger Consideration (as defined herein);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is advisable to and in the best interest of their respective stockholders;

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith, the directors and certain stockholders of the Company are entering into agreements with Parent dated as of the date hereof (the “Support and Release Agreements”), in the form of the attached Exhibit A, pursuant to which, among other things, each such stockholder has agreed to vote in favor of this Agreement and the Merger and, in the case of certain stockholders, to certain prohibitions on competition and solicitation; and

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, before the Closing (as hereinafter defined), Parent, the Indemnity Agent (as hereinafter defined) and the Stockholders Representative (as hereinafter defined) shall enter into the Indemnity Escrow Agreement (the “Indemnity Agreement”) substantially in the form of the attached Exhibit B.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a Constituent Corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.4 Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended so that it reads in its entirety as set forth in the attached Exhibit C. As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding common share, $0.001 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All Company Shares that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any Company Shares owned by Parent shall be canceled, and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of this Article I, the Company Shares issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive the Aggregate Merger Consideration. Subject to the provisions of Section 1.5(e), each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) shall be converted as follows:

(i) each Company Series A Preferred Share shall be converted into the right to receive, in cash and without interest or dividends, the greater of $0.35 (the “Series A Per Share Consideration”) and the Common Per Share Consideration (as hereinafter defined);

(ii) each Company Series B Preferred Share shall be converted into the right to receive, in cash and without interest or dividends, the greater of $0.683908 (the “Series B Per Share Consideration”) and the Common Per Share Consideration;

(iii) each Company Series B-1 Preferred Share shall be converted into the right to receive, in cash and without interest or dividends, the greater of $1.27485 (the “Series B-1 Per Share Consideration”) and the Common Per Share Consideration;

(iv) each Company Series C Preferred Share shall be converted into the right to receive, in cash and without interest or dividends, the greater of $1.67 (the “Series C Per Share Consideration”) and the Common Per Share Consideration; and

(v) each Company Common Share shall be converted into the right to receive, in cash and without interest or dividends, the Common Share Consideration (as hereinafter defined) divided by the aggregate number of Company Common Shares and Company Preferred Shares issued and outstanding immediately prior to the Effective Time on a fully diluted basis (assuming the exercise of all Company Stock Options (as hereinafter defined), excluding only the Company Unvested Stock Options (as hereinafter defined)) (the “Common Per Share Consideration”).

Such shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such amount.

(d) Subject to the provisions of this Article I, each Company Vested Stock Option (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall be canceled, terminated and relinquished and shall be converted into the right to receive, with respect to each Company Common Share subject thereto, the Common Per Share Consideration minus the exercise price thereof under such Company Vested Stock Option, subject to applicable withholding requirements.

(e) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time which are held of record by any stockholder who shall not have voted such shares (or granted his or its consent with respect to such shares) in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (“Dissenting Shares”) shall not be converted into the right to receive a portion of the Aggregate Merger Consideration set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (the “CCC”); provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, to the extent applicable, Chapter 13 of the CCC or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each Company Share held of record by such holder or holders shall automatically be converted into and represent only the right to receive a portion of the Aggregate Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares, delivery of the Transmittal Letter (as hereinafter defined) and complying with the other provisions of this Article I. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries, either directly or indirectly.

(f) Any amount paid by Parent, the Company or the Surviving Corporation to any Person (as hereinafter defined) with respect to Dissenting Shares pursuant to Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, as applicable, in excess of the amount that would otherwise be payable pursuant to Section 1.5(c) for each such Dissenting Share (such amount, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Stockholders Representative, which approval shall not be unreasonably withheld, conditioned or delayed) and all Losses (as hereinafter defined) and Expenses (as hereinafter defined) incurred by the Company, Parent, or the Surviving Corporation in connection with or arising from the exercise of all rights under Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC shall constitute a Loss for purposes of this Agreement, and Parent and the Surviving Corporation shall, without limiting any other rights, be entitled to indemnification for such Loss under Article VIII hereof.

(g) In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 3.2 and the certificate delivered pursuant to Section 6.3(f). If such representations, warranties and certificate are not correct, in addition to its rights under Article VIII, (i) Parent shall have the right to adjust the amount payable in respect of each Company Share and Company Stock Option accordingly and be indemnified in respect thereof pursuant to Article VIII and (ii) notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Sub or the Surviving Corporation to the holders of equity interests in the Company (other than as expressly provided in Section 5.4 with respect to holders of the Company Unvested Stock Options) in connection with the Merger or the transactions contemplated hereby exceed the Aggregate Merger Consideration.

(h) For purposes of this Agreement:

(i)	“Aggregate Merger Consideration” shall mean the Cash Payment plus the Indemnity Repayment, if any;

(ii)	“Cash Payment” shall mean $162 million;

(iii)	Common Share Consideration” shall mean the Aggregate Merger Consideration minus the Liquidation Preference Amount, rounded down to the nearest thousandth;

(iv)	“Indemnity Amount” shall mean $18 million;

(v)	“Indemnity Repayment” shall mean the amount, if any, paid from time to time to holders of Company Shares and Company Vested Stock Options pursuant to the Indemnity Agreement;

(vi)	“Liquidation Preference Amount” shall mean the sum of (A) the Series A Per Share Consideration multiplied by the number of shares of Company Series A Preferred Shares issued and outstanding immediately prior to the Effective Time plus (B) the Series B Per Share Consideration multiplied by the number of shares of Company Series B Preferred Shares issued and outstanding immediately prior to the Effective Time plus (C) the Series B-1 Per Share Consideration multiplied by the number of shares of Company Series B-1 Preferred Shares issued and outstanding immediately prior to the Effective Time plus (D) the Series C Per Share Consideration multiplied by the number of shares of Company Series C Preferred Shares issued and outstanding immediately prior to the Effective Time;

(vii)	“Per Share Merger Consideration” shall mean with respect to each Company Share, the amount payable in respect thereof under Section 1.6; and

(viii)	“Stockholders Representative Expense Reimbursement Amount” shall mean up to $250,000 in cash.

Section 1.6 Delivery of Certificates and Payment of Cash.

(a) After the Effective Time, each holder of record of a certificate or certificates (collectively, the “Certificates”) representing Company Shares issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stockholders”) may surrender such Certificate or Certificates to Parent’s designee as the exchange agent (the “Exchange Agent”), together with a letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent, shall contain instructions for use in effecting the surrender of such Certificates in exchange for the consideration specified in Section 1.5(c), and shall contain provisions to the effect of those contained in Section 1(e) (Indemnification) and Section 2 (Release) and related provisions of the Support and Release Agreement (the “Transmittal Letter”). Parent shall deliver or cause to be delivered upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Stockholder, together with the Transmittal Letter, duly executed, in exchange therefor to such Company Stockholder the portion of the consideration specified in Section 1.5(c) related to the Cash Payment, and any Certificate so surrendered shall forthwith be canceled.

(b) After the Effective Time, each holder of a Company Vested Stock Option issued and outstanding immediately prior to the Effective Time (collectively, the “Company Vested Stock Optionholders”), may deliver to the Exchange Agent the Transmittal Letter in respect of all Company Vested Stock Options held by such holder. Parent shall deliver or cause to be delivered upon delivery to the Exchange Agent of the Transmittal Letter, duly executed, in respect of such Company Vested Stock Options, the portion of the consideration specified in Section 1.5(d) related to the Cash Payment; provided, that such Company Vested Stock Options shall be automatically canceled, terminated and relinquished at the Effective Time regardless of whether such Transmittal Letter is delivered.

Section 1.7 Cash Payment and Indemnity Fund.

(a) Immediately after the Effective Time, Parent shall wire transfer the Cash Payment to the Exchange Agent.

(b) Promptly after the Effective Time, Parent shall deposit the Indemnity Amount with JPMorgan Chase Bank, N.A. (or another institution selected by Parent and reasonably acceptable to the Company) as Indemnity Fund and collateral agent (the “Indemnity Agent”). Such deposit, together with any earnings thereon, shall constitute the “Indemnity Fund” and shall be governed by the terms set forth herein and in the Indemnity Agreement. The parties agree to treat distributions from the Indemnity Fund as deferred payments eligible for installment sale reporting for federal income tax purposes (other than distributions properly treated as compensation).

Section 1.8 Stockholders Representative Expense Reimbursement Amount.

(a) The Stockholders Representative Expense Reimbursement Amount shall by used by the Stockholders Representative solely for the payment of reasonable out-of-pocket expenses incurred by the Stockholders Representative in connection with the performance of its duties and obligations hereunder in accordance with the Indemnity Agreement. The Stockholders Representative Expense Reimbursement Amount shall be available to the Stockholders Representative pursuant to Section 8(b) of the Indemnity Agreement in addition to any amounts permitted to be paid to the Stockholders Representative pursuant to Section 8(c) thereof. Notwithstanding anything to the contrary herein, in no event shall Parent have any obligation or incur any expense with respect to the Stockholders Representative Expense Reimbursement Amount. Parent shall not have any responsibility or liability for the manner in which the Stockholders Representative uses the amount reserved for the Stockholders Representative Expense Reimbursement Amount or any other amount received under the Indemnity Agreement.

(b) Pursuant to the Indemnity Agreement, the remainder of the Stockholders Representative Expense Reimbursement Amount, if any, shall be distributed by the Indemnity Agent on behalf of the Stockholders Representative to the Company Stockholders and Company Vested Stock Optionholders as part of and at the time that the Indemnity Agent makes the Indemnity Repayment, if any.

Section 1.9 Withholding. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.10 Return of Undistributed Cash Payment. Any portion of the Cash Payment that remains undistributed by the Exchange Agent to the Company Stockholders and Company Vested Stock Optionholders for ninety (90) days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Stockholders and Company Vested Stock Optionholders who have not theretofore complied with this Article I shall thereafter look only to Parent (subject to complying with the provisions of this Article I) for payment of the consideration specified in Section 1.5 to which they are entitled. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Shares or Company Vested Stock Options for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.11 No Further Ownership Rights in Company Shares or Company Vested Stock Options. All cash paid upon the surrender for exchange of Certificates or in respect of the cancellation of Company Vested Stock Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares represented by such Certificates or such Company Vested Stock Options, as the case may be.

Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person or a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder thereof is entitled pursuant to Section 1.5.

Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15 Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, at 10:00 a.m., local time, no later than the second (2nd) business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”).

(b) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, Parent shall deliver to the Company all of the following:

(i) a copy of the Certificate of Incorporation, as amended, of Parent (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Parent Charter since a specified date, (b) the Bylaws of Parent, as amended (the “Parent Bylaws”), (c) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein and (d) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement (as hereinafter defined);

(iv) all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement; and

(v) the certificate contemplated by Section 6.2(c).

(c) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, Sub shall deliver to the Company all of the following:

(i) a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Certificate of Incorporation of Sub since a specified date, (b) the Bylaws of Sub, (c) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the written consent of Parent, in its capacity as sole stockholder of Sub, adopting this Agreement in accordance with Section 251 of the DGCL and (e) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.

(d) Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing, the Company shall deliver to Parent all of the following:

(i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (a) no amendments to the Company Charter since a specified date, (b) the Bylaws of the Company, as amended (“Company Bylaws”), (c) the resolutions of the Board of

Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the resolutions of the holders of a majority of the Company Common Shares and Company Preferred Shares, voting together as a single class, approving and adopting this Agreement in accordance with Section 251 of the DGCL, (e) the resolutions of the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class, approving and adopting this Agreement in accordance with the Company Charter and (f) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement (as hereinafter defined);

(iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(v) an opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, dated the Closing Date, substantially in the form set forth in Exhibit D attached hereto; and

(vi) the certificates contemplated by Section 6.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2 Authority. The Boards of Directors of Parent and Sub have declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the DGCL. The Board of Directors of Parent has approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the “Parent Ancillary Agreements”). Parent has the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, except as set forth in Section 2.3 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the “Parent Letter”), the execution and delivery of this Agreement by Parent and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws or the Certificate of Incorporation or Bylaws of Sub, (ii) the comparable charter or organizational documents of any of Parent’s Subsidiaries, (iii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”), (iv) for such filings as may be required in connection with the taxes described in Section 5.7; (v) for applicable requirements, if any, under foreign laws and (vi) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub.

For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that to the extent any event, effect, change or development constitutes, is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or would reasonably be expected to be) a Material Adverse Change or Material Adverse Effect: (i) compliance by Parent or the Company, as the case may be, with their respective covenants contained in the Agreement; (ii) the announcement of the execution of this Agreement or the pendency of the consummation of the transactions contemplated by this Agreement; (iii) acts of terrorism or war; (iv) factors affecting the industry in which the Company or Parent, as the case may be, operates generally or affecting the economy or financial markets as a whole (which factors in each case do not disproportionately affect Parent or the Company, as the case may be, compared to other comparable companies in their industry in any material respect); or (v) changes in any applicable law, ordinance, administrative or governmental rule or regulation after the date of this Agreement.

For purposes of this Agreement, “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

Section 2.4 Actions and Proceedings. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, or consultants, agents or stockholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements, and, to the Knowledge of Parent, no basis exists that would be reasonably likely to lead to any such action, suit, dispute or litigation. For purposes of this Agreement, “Knowledge of Parent” means the knowledge of the individuals identified in Section 2.4 of the Parent Letter after due inquiry.

Section 2.5 Required Vote of Parent Stockholders. No vote of the securityholders of Parent is required by law, the Parent Charter, the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

Section 2.6 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 2.7 Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter, dated as of the date hereof and delivered on the date hereof by the Company to Parent and certified by a duly authorized officer of the Company (the “Company Letter”), which exceptions shall specifically identify a Section, subsection, paragraph or clause of a single Section or subsection hereof, as applicable, to which such exception relates, except where it is readily apparent that an exception with respect to one Section, subsection, paragraph or clause of a single Section or subsection also applies to another Section, subsection, paragraph or clause of a single Section or subsection, as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to have such qualification would not result in a Material Adverse Effect on the Company or any of its Subsidiaries. Section 3.1 of the Company Letter is a list of each jurisdiction where the Company or any of its Subsidiaries is qualified to do business.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 49,098,327 Company Common Shares and 37,401,673 Company Preferred Shares, of which 2,428,571 are Company Series A Preferred Shares, 12,428,572 are Company Series B Preferred Shares, 11,766,087 are Company Series B-1 Preferred Shares and 10,778,443 are Company Series C Preferred Shares. At the date hereof, (i) 4,753,832 Company Common Shares, 2,428,571

Company Series A Preferred Shares, 12,428,572 Company Series B Preferred Shares, 11,766,087 Company Series B-1 Preferred Shares and 10,778,443 Company Series C Preferred Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and no such shares are held in the treasury of the Company or by any of its Subsidiaries and (ii) 2,840,819 Company Common Shares are reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase Company Common Shares pursuant to the Company’s 2005 Stock Plan, as amended (the “Company Stock Plan”). All Company Stock Options and all Company Common Shares issued upon the exercise of such options are free and clear of any preemptive rights. The Company Stock Plan is the only benefit plan of the Company or any of its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Except as set forth above and except for the issuance of Company Common Shares upon the exercise of the Company Stock Options or upon the conversion of Company Preferred Shares, in each case, in accordance with the terms thereof, no Company Shares or other voting securities of the Company are issued or reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Letter, the Company is not a party to, and there does not currently exist, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. True and complete copies of the Company Charter and Company Bylaws, the Company Stock Plan and the agreements and other instruments referred to in Section 3.2(a) of the Company Letter, including all instruments granting or governing the Company Stock Options, have been delivered to Parent.

(b) Except as set forth in Section 3.2(b) of the Company Letter, each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Each Subsidiary of the Company is not a party to, and there does not currently exist, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of such Subsidiary. True and complete copies of the organizational documents of each Subsidiary of the Company have been delivered to Parent.

(c) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the equity holders of any of its Subsidiaries on any matter. Set forth in Section 3.2(c) of the Company Letter is a correct and complete list of each Company Stock Option that is outstanding on the date hereof, including the date of grant, exercise price, number of Company Common Shares subject thereto, vesting schedule and the Company Stock Plan under which the Company Stock Option was granted. The exercise price of each Company Stock Option is equal to or exceeds the fair market value of a Company Common Share as of the date on which such Company Stock Option was granted. Except as set forth in Section 3.2(c) of the

Company Letter, there are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting or equity securities) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement.

(d) Section 3.2(d) of the Company Letter, sets forth the name and address of each holder of record of shares of capital stock of the Company outstanding on the date hereof, together, in each case, with the number of outstanding Company Shares held by such holder.

(e) Section 3.2(e) of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2(e) of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. For purposes of this Agreement, “Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests or (b) the Company or any of its Subsidiaries is a general partner.

(f) All issued and outstanding Company Shares have been issued in compliance with all appropriate securities laws and are subject to all appropriate restrictions on transfer in connection with such laws.

Section 3.3 Authority.

(a) The Board of Directors of the Company has declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, approved the Support and Release Agreements and approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the “Company Ancillary Agreements”), resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof have each been duly executed and delivered by the Company, and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Upon the execution and delivery by the Stockholders Representative of the Indemnity Agreement, the Indemnity Agreement will constitute the valid and binding obligation of the Company Stockholders, the Company Vested Stock Optionholders and Stockholders Representative, enforceable against the Company Stockholders, the Company Vested Stock Optionholders and Stockholders Representative, in accordance with its terms. The Stockholders Representative has the requisite power and authority to enter into the Indemnity Agreement and to fulfill the terms thereof contemplated thereby.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the comparable charter or organizational documents of any of the Company’s Subsidiaries, (iii) any material loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other material agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements, except (i) in connection, or in compliance with, the provisions of the HSR Act, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for State Takeover Approvals, (iv) for such filings as may be required in connection with the taxes described in Section 5.7, and (v) for applicable requirements, if any, under foreign laws.

Section 3.5 Financial Statements. Section 3.5 of the Company Letter contains (i) the unaudited balance sheet (the “Balance Sheet”) of the Company and its Subsidiaries as of December 31, 2008 (the “Balance Sheet Date”) and the related statements of income and cash flows for the year then ended, together with the notes to such financial statements (the “2008 Financial Statements”) and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2009 (the “Interim Balance Sheet Date”) and the related unaudited statements of income and cash flows for the period then ended, together with the notes to such financial statements (the “Interim Financial Statements” and together with the 2008 Financial Statements, the “Financial Statements”). Except as disclosed in Section 3.5 of the Company Letter, the Financial Statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) consistently applied and fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject, in the case of the Interim Financial Statements, to any adjustments described therein).

Section 3.6 No Dividends; Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.6(a) of the Company Letter, since December 31, 2008, neither the Company nor any of its partially-owned Subsidiaries has declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest.

(b) Except as set forth in Section 3.6(b) of the Company Letter, since the Balance Sheet Date there has been:

(i) no Material Adverse Change with respect to the Company; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.6(c) of the Company Letter, since the Interim Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, except as set forth in Section 3.6(c) of the Company Letter, neither the Company nor any of its Subsidiaries has:

(i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest, other than Company Stock Options issued in the ordinary course of business consistent with past practice;

(ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;

(iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement (as hereinafter defined);

(v) undertaken or committed to undertake capital expenditures exceeding $25,000 for any single project or related series of projects or $100,000 in the aggregate;

(vi) made charitable donations in excess of $10,000 in the aggregate;

(vii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any of its Subsidiaries to any of the stockholders of the Company or any of their respective Affiliates (as hereinafter defined)), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an “Encumbrance”), on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory of the Company, non-exclusive software licenses granted to end-user customers for their use of such inventory and minor amounts of personal property, in each case, sold, granted or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and (C) liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable not exceeding $5,000 in the aggregate (each, a “Permitted Encumbrance”);

(viii) canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

(ix) revalued any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable;

(x) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(xi) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

(xii) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

(xiii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or any of its Subsidiaries or amended or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any of its Subsidiaries except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company’s past practice;

(xiv) suffered any material adverse change or (to the Knowledge of the Company (as hereinafter defined)) threat of any material adverse change in its relations with, or any loss or (to the Knowledge of the Company) threat of loss of, any of its material licensors, distributors, suppliers, customers or other business partners;

(xv) acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association, joint venture or other business organization or division thereof, or otherwise acquired or agreed to acquire outside of the ordinary course of business any assets in any amount;

(xvi) settled or compromised any material federal, state, local or foreign income tax liability;

(xvii) prepared or filed any Tax Return (as hereinafter defined) inconsistent with past practice or, on any such Tax Return, taken any position, made any tax election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xviii) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Financial Statements; or

(xix) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

(d) Except as set forth in Section 3.6(d) of the Company Letter, neither the Company nor any of its Subsidiaries is subject to any liability (including unasserted claims, whether known or unknown, but excluding any de minimis liabilities), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Interim Balance Sheet, other than liabilities of the same nature as those set forth in the Interim Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Interim Balance Sheet Date.

Section 3.7 Governmental Permits. The Company and its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called “Company Permits”). Complete and correct copies of all of the Company Permits have been delivered by the Company to Parent.

The Company has fulfilled and performed in all material respects its obligations under each of the Company Permits, and each of the Company Permits is valid, subsisting and in full force and effect and, except as set forth in Section 3.7 of the Company Letter, will continue in full force and effect after the Effective Time, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Entity.

Section 3.8 Tax Matters.

(a) Except as set forth in Section 3.8(a) of the Company Letter, all Tax Returns required by applicable law to be filed by, with respect to, or on behalf of the Company and any of its Subsidiaries have been timely filed in accordance with all applicable laws (after giving effect to any extensions of time in which to make such filings), all such Tax Returns were, at the time of filing, true and complete in all respects and disclose all Taxes (as hereinafter defined) required to be paid by the Company and any or its Subsidiaries for the periods covered thereby, and true and complete copies of all Tax Returns of the Company and any of its Subsidiaries for taxable periods ended on or after December 31, 2006 have been made available to Parent.

(b) Except as set forth in Section 3.8(b) of the Company Letter, all Taxes (whether or not shown on any Tax Return) owed by the Company or any of its Subsidiaries have been timely paid.

(c) No liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.

(d) The Tax Returns referred to in Section 3.8(a), to the extent related to federal, and material state, income Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(e) Except as set forth in Section 3.8(e) of the Company Letter, all Taxes which the Company or any of its Subsidiaries are required by law to withhold or collect for payment have been duly withheld and collected, and have been paid to the respective taxing authorities or accrued, reserved against and entered on the books of the Company.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(g) There are no proceedings, actions, suits, investigations, audits, claims or assessments pending, proposed or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes.

(h) No claim has ever been made in writing by a governmental authority in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

(i) There are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any of its Subsidiaries which could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Effective Time.

(j) All deficiencies asserted or assessments made as a result of the examination of any Tax Returns referred to in Section 3.8(a) have been paid in full.

(k) Neither the Company nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect, or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l) Neither the Company nor any of its Subsidiaries has been a member of any Company Group (as hereinafter defined) other than each Company Group of which it is a member as of the date hereof, and neither the Company nor any of its Subsidiaries has had any direct ownership interest in any partnership, joint venture or other entity.

(m) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(o) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” for purposes of Section 355 of the Code during the period beginning two (2) years before the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.

(p) As used in this Agreement:

(i) “Taxes” means (A) any federal, state, provincial, local or foreign taxes of whatever kind or nature (together with all interest, penalties and additions imposed with respect to such amounts) imposed by a Governmental Entity including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, margin or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and (B) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (A) as a result of being a member of a Company Group.

(ii) “Tax Returns” means all foreign or domestic (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

(iii) “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Time, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any or of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor).

Section 3.9 Actions, Proceedings and Violations.

(a) Except as set forth in Section 3.9(a) of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries or against or involving any of the present or former directors, officers or, to the Knowledge of the Company, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Section 3.9(a) of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers or, to the Knowledge of the Company, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan, and the Company is not aware of any reasonable basis therefore, including any actions, suits or claims or legal, administrative or arbitration proceedings or investigations relating to (i) prior employment of any of the Company’s employees, (ii) the use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or (iii) the transactions contemplated by this Agreement and the Company Ancillary Agreements.

(b) The Company and each of its Subsidiaries (i) has not violated any of their respective charter, bylaws or other organizational documents, (ii) has complied in, all material respects, with all Requirements of Laws (as hereinafter defined) applicable to its properties (and their uses), operations or businesses, and (iii) has not violated any order, judgment, injunction, award or decree of any Governmental Entity. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries or filed, commenced or threatened against the Company or any of its Subsidiaries alleging a violation of or liability or potential responsibility under any Requirements of Laws and which have not heretofore been duly cured and for which there is no remaining liability.

(c) For purposes of this Agreement, (i) “Knowledge of the Company” means the knowledge of the individuals identified on Section 3.9(c) of the Company Letter after due inquiry, and (ii) “Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity or common law.

Section 3.10 Certain Agreements. Except as set forth in Section 3.10 or Section 3.11(h) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement or severance agreement, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.11 Employee Benefits.

(a) Each material Company Plan is listed in Section 3.11(a) of the Company Letter. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”), to the extent applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each material unwritten Company Plan, if any, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination letter currently pending before the IRS, (viii) all correspondence with the IRS, the Department of Labor or any other Governmental Entity relating to any Company Plan investigation, controversy or audit and (ix) all communications provided to any employee during the twelve (12) month period prior to the date of this Agreement that relate to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in additional material liability to the Company or any of its Subsidiaries. As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement, agreement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates currently contributes or otherwise may have any liability, and (ii) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

(b) Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained, contributed to or had any liability or obligation under any pension plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently contributes to or has any liability or obligation under or, at any time during the past six (6) years has contributed to or had any liability or obligation under any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

(c) Section 3.11(c) of the Company Letter contains a list of each Company Employment Agreement. As used herein, “Company Employment Agreement” means each (i) employment, compensation or other agreement with current or former employees, consultants and independent contractors providing services to the Company or any of its Subsidiaries, (ii) severance program or policy of the Company or any of its Subsidiaries with or relating to its current or former employees, consultants and independent contractors, and (iii) plan, program, agreement or other arrangement of the Company or any of its Subsidiaries with or relating to its current or former employees, consultants and independent contractors containing change of control or similar provisions, other than any such agreement, program, plan, policy or arrangement that is no longer in effect as of the date of this Agreement and pursuant to which none of the Company, any of its Subsidiaries or any other Person has any potential rights or obligations. The Company has delivered to Parent a true and correct copy of each Company Employment Agreement and any amendments thereto.

(d) Each Company Plan and Company Employment Agreement has been in all material respects maintained and operated in conformity with all applicable Requirements of Laws, including the Code and ERISA and all filing and disclosure requirements imposed on the plan sponsor thereunder, and in accordance with the terms of such Company Plan or Company Employment Agreement.

(e) There are no pending investigations, audits, examinations or inquiries by any Governmental Entity involving any Company Plan or Company Employment Agreement. There are no pending claims (except for claims for benefits payable in the normal operations of any Company Plan) or proceedings, at law or in equity, relating to any Company Plan or Company Employment Agreement.

(f) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each Company Plan for which a separate fund of assets is or is required to be maintained in accordance with the terms and conditions of such Company Plan and all obligations which have accrued or will have accrued prior to the Effective Time under the Company Plans or Company Employment Agreements have or, prior to the Effective Time, will have been accrued on the Company’s financial statements in accordance with GAAP or contributions have or will have been made with respect to such obligations. All premiums or other payments that are due have been paid with respect to each Company Plan and Company Employment Agreement in accordance with the terms and conditions of such Company Plan or Company Employment Agreement and the contracts or policies related thereto.

(g) Each Company Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, no circumstances exist (i) which could result in loss of such qualification under Section 401(a) of the Code or (ii) which could result in a significant penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

(h) Except as set forth in Section 3.11(h) of the Company Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee under any Company Plan or Company Employment Agreement or result in the cancellation of any indebtedness of any current or former employee. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code. No person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(i) Except as may be required by Requirements of Law, neither the Company nor any of its Subsidiaries has announced any plan or made any commitment to create or contribute to any additional employee benefit plans that would constitute a Company Plan or Company Employment Agreement if already adopted or contributed to, or to amend or modify any existing Company Plan or Company Employment Agreement.

(j) Each Company Plan or Company Employment Agreement that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and the terms of the written plan document of each such Company Plan or Company Employment Agreement comply with Section 409A of the Code (such that no Tax would be imposed under Section 409A of the Code if each plan is operated in compliance with its terms). Neither the Company nor any of its Subsidiaries has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code.

(k) With respect to current or former employees (or beneficiaries thereof), neither the Company nor any of its Subsidiaries has any obligation to provide any continuation of welfare benefits (including medical and life insurance benefits) after such employee’s employment or provision of services has terminated, except for the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA or similar state Law.

(l) Neither the Company nor any of its ERISA Affiliates has terminated an employee benefit plan for which, to the Knowledge of the Company, the Company or any of its Subsidiaries could have any existing or continuing liability or obligation relating thereto. The Company and each of its Subsidiaries may amend or terminate any Company Plan or Company Employment Agreement at any time without incurring liability therefor, except for claims incurred prior to such amendment or termination.

Section 3.12 Worker Safety and Environmental Laws.

(a) Except as set forth in Section 3.12 of the Company Letter:

(i) the past and present operations of the Company and each of its Subsidiaries have complied and is in compliance with all applicable Environmental Laws;

(ii) neither the Company nor any of its Subsidiaries or any of the real or personal property owned or used by the Company and each of its Subsidiaries (the “Company Property”) or the Company’s and each of its Subsidiaries’ past or present operations is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of any Company Property) respecting (A) any Environmental Law, (B) any remedial action or (C) any claim of arising from the Release or threatened Release of a Contaminant into the environment;

(iii) neither the Company nor any of its Subsidiaries is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law; and

(iv) neither the Company nor any of its Subsidiaries has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment on any Company Property or generated by the Company or any of its Subsidiaries.

(b) For purposes of this Agreement: (i) “Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste, (ii) “Environmental Laws,” means all Requirements of Laws derived from or relating to all federal, state, local and foreign laws or regulations relating to or addressing the environment, health or safety, including but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder; and the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder and any state equivalent thereof, and (iii) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Company Property.

Section 3.13 Employment and Labor Matters. Section 3.13 of the Company Letter contains a true and correct list of all full and part-time employees and independent contractors of the Company and each of its Subsidiaries as of the date of this Agreement, which list includes each such person’s position, employer, date of hire, current annual salary, hourly rate of pay, commission and/or bonus arrangement (as applicable), accrued vacation and sick pay, service credited for purposes of vesting and eligibility under any Company Plan, status as full-time or part time, current status as either active or on leave and, if on leave, the type and beginning date of such leave. The Company and each of its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance pending or threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries.

Section 3.14 Intellectual Property and Technology.

(a) Definitions. For purposes of this Agreement:

(i) “Business” means all activities conducted by the Company and any of its Subsidiaries in the design, development, manufacture, production, testing, marketing, licensing, distribution, and sale of Products.

(ii) “Company Intellectual Property” means Intellectual Property Rights, including Company Registered Intellectual Property Rights (as hereinafter defined), that: (1) are currently embodied in Products; or (2) were developed by or for the Company or any of its Subsidiaries for use in the conduct of the Business; or (3) are currently used in or currently necessary to the conduct of the Business; or (4) are necessarily infringed by use of the Products for their intended purposes; or (5) is Owned Company Intellectual Property.

(iii) “Owned Company Intellectual Property” means Intellectual Property Rights, including Company Registered Intellectual Property Rights, that are owned by or are exclusively licensed to the Company or any of its Subsidiaries.

(iv) “Products” means any product or service (including products and services under development) of the Company or any of its Subsidiaries, including any products and services that consist of software or other Technology.

(v) “Intellectual Property Rights” means all of the following: (1) United States, foreign, and international patent applications, utility model applications and patents, as well as related applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (2) rights in trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (3) copyrights, copyrights registrations and applications, and all other corresponding rights throughout the world (“Copyrights”); (4) rights in mask works, and mask work applications, mask work registrations, and any equivalent or similar rights in semiconductor masks, layouts, architectures, or topology (“Maskworks”); (5) rights in industrial designs and any related registrations and applications throughout the world; (6) rights in World Wide Web addresses and domain names and any related applications and registrations, all rights in trade names, logos, common law trademarks and service marks, and trademark and service mark registrations and applications and all associated goodwill throughout the world (“Trademarks”); and (7) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(vi) “Registered Intellectual Property Rights” means all United States, international, and foreign: (1) Patents, excluding invention disclosures for which there are no associated filed applications; (2) registered Trademarks and applications to register Trademarks, including intent-to-use applications; (3) Copyrights registrations and applications to register Copyrights; (4) Maskwork registrations and applications to register Maskworks; and (5) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority for the purpose of creating, obtaining, perfecting or registering such Intellectual Property Rights.

(vii) “Technology” means all of the following: (1) works of authorship, including computer programs, source code, executable code, documentation, designs, files, net lists, records, data, and mask works; (2) inventions (whether or not patentable), improvements, and technology; (3) proprietary and confidential information, including technical data, customer and supplier lists, trade secrets, and know-how; (4) databases, data compilations, data collections, and technical data; (5) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, domain names, tools, methods, and processes; and (6) all instantiations of the foregoing in any form and embodied in any media.

(b) Section 3.14(b) of the Company Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any of its Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property Rights”) and lists any actual or to the Knowledge of the Company threatened proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights as of the date of this Agreement. For each item of Company Registered Intellectual Property Rights, Section 3.14(b) of the Company Letter identifies if the item of Company Registered Intellectual

Property Rights is not owned exclusively by the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, as of the date of this Agreement: (i) each item of Company Registered Intellectual Property Rights, other than pending applications, is subsisting, and (ii) no item of Company Registered Intellectual Property Rights, other than pending applications, is invalid. No Patent item of Company Registered Intellectual Property Rights fails to identify all pertinent inventors. Except as set forth in Section 3.14(c) of the Company Letter, no item of Company Registered Intellectual Property Rights has been abandoned, withdrawn, or permitted to lapse. As of the date of this Agreement, all necessary registration, maintenance, and renewal fees in connection with Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property Rights. Except as set forth on Section 3.14(c) of the Company Letter, and except for any actions prompted by acts of Governmental Entities or by acts of third parties of which the Company does not have Knowledge, as of the date of this Agreement there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred eighty (180) days of September 30, 2009, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Company Registered Intellectual Property Rights. Except as set forth (i) on Section 3.14(c) of the Company Letter, (ii) in the contracts listed in Section 3.14(j) of the Company Letter, (iii) in the Ordinary Course Inbound IP Agreements (as hereinafter defined), or (iv) in the licenses to Open Source Materials (as hereinafter defined) listed in Section 3.14(w), in each case in which the Company or any of its Subsidiaries has acquired from any Person (as hereinafter defined) any Company Intellectual Property, the Company or such Subsidiary has either: (x) obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company Intellectual Property (including the right to seek past and future damages) to the Company or such Subsidiary; or (y) a valid, enforceable and unqualified right to use such Company Intellectual Property in the Business.

(d) Except as set forth in Section 3.14(d) of the Company Letter, as of the date of this Agreement, the Company does not have Knowledge of information, materials, facts, or circumstances that, to the Knowledge of the Company, would constitute prior art or that would render any of the Company Registered Intellectual Property Rights invalid. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, or knows of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right, where the misrepresentation, failure to disclose, or knowledge of the same would (i) constitute fraud or inequitable conduct with respect to the application or (ii) would otherwise, as a matter of law, cause any Company Registered Intellectual Property Right to be rendered unenforceable.

(e) Except as set forth in Section 3.14(e) of the Company Letter, each item of Owned Company Intellectual Property is free and clear of any Encumbrances, except for Permitted Encumbrance. Section 3.14(e) of the Company Letter also lists all written contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries grants rights to Company Intellectual Property, but excluding: (i) non-exclusive software licenses granted to end-user customers for end-user customer use of Products provided to the end-user customer, directly or indirectly, by the Company or any of its Subsidiaries in the ordinary course of its business; (ii) any additional non-exclusive licenses implied by law to end-user customers for use of Products; and (iii) nondisclosure agreements entered into in the ordinary course of business that do not involve Company Intellectual Property material to the Business, (iv) evaluation agreements entered into in the ordinary course of business that do not involve Company Intellectual Property material to the Business, and (v) any rights retained by the owner or licensor of any Company Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries (clauses (i) through (v), the “Ordinary Course Outbound IP Agreements”). Except as set forth in Section 3.14(e) of the Company Letter (which will distinguish between nonexclusive and exclusive outbound licenses), and except for the rights granted under the Ordinary Course Outbound IP Agreements, the Company and its Subsidiaries are the exclusive owners or exclusive licensees of all Owned Company Intellectual Property. Except as set forth in Section 3.14(e) of the Company Letter, and except for the rights granted under the Ordinary Course Outbound IP Agreements, the Company and its Subsidiaries have the sole and exclusive right to bring actions for management or unauthorized use of the Owned Company Intellectual Property (including the right to seek past and future damages). Except as set forth in Section 3.14(e) of the Company Letter, no item of Owned Company Intellectual Property is subject to any offer or commitment to offer, arising from participation in any technical standards consortium or other standards body, to license such Owned Company Intellectual Property.

(f) Except as set forth (i) on Section 3.14(f) of the Company Letter, (ii) in the contracts listed in Section 3.14(j) of the Company Letter, and (iii) in the Ordinary Course Inbound IP Agreements, (iv) in the licenses to Open Source Materials listed in Section 3.14(w), all Owned Company Intellectual Property used in or necessary to the conduct of the Business as presently conducted and all Products were created solely by either (x) employees of the Company or any of its Subsidiaries acting within the scope of their employment or (y) by third parties who have validly and irrevocably assigned all of their rights in such Owned Company Intellectual Property or Products to the Company or any of its Subsidiaries. Except as set forth in Section 3.14(f) of the Company Letter, and except for the rights granted under the Ordinary Course Outbound IP Agreements, no third party owns or has any such rights to any of such Owned Company Intellectual Property or Products. Section 3.14(f) of the Company Letter lists all Company Intellectual Property that, to the Knowledge of the Company, the Company has specifically identified and that (1) the Company does not currently use, (2) but the Company expects to be used in or necessary to the conduct of the Business as currently contemplated to be conducted by the Company or any of its Subsidiaries within the six (6) month period immediately following the date of this Agreement, and (3) is not owned or licensed by the Company or any of its Subsidiaries as of the date of this Agreement.

(g) The Company and its Subsidiaries have taken reasonable steps to protect the Trade Secrets of the Company and its Subsidiaries in confidential information or proprietary information owned by or exclusively licensed to the Company or any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries under an obligation of confidentiality. Without limiting the foregoing, each of the Company or any of its Subsidiaries has and enforces a policy requiring each employee to execute, prior to commencing employment, a proprietary information, confidentiality, and assignment agreement, substantially in the forms attached as Section 3.14(g) of the Company Letter (the “Company Proprietary Information Agreements”), and all current and former employees of the Company or any of its Subsidiaries executed one of the Company Proprietary Information Agreements prior to commencing employment. The Company Proprietary Information Agreements assign to the Company or any of its Subsidiaries title to all Technology and related Intellectual Property Rights created by an employee within the scope and during the period of employment with the Company or any of its Subsidiaries, subject to limitations imposed by applicable law. Neither the Company nor any of its Subsidiaries is in material breach of the terms of any of the foregoing agreements and, to the Knowledge of the Company, no other party to any such agreement is in material breach of the Company Proprietary Information Agreement.

(h) Except as set forth on Section 3.14(h)(1) of the Company Letter, and except for the sale of hardware by the Company or any of its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries has transferred to any other Person ownership or joint ownership of, or granted to any other Person any exclusive license of or right to use, or created by operation of law any joint ownership interest with any other Person in, any Technology or any Intellectual Property Right or any Products or portion thereof. Except as set forth on Section 3.14(h)(2) of the Company Letter, and except for the sale of hardware by the Company or any of its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries has entered into any agreement that obligates the Company or any of its Subsidiaries to transfer ownership or joint ownership of, or grant any exclusive license of or right to use, or create by operation of law any joint ownership interest in, any Technology or any Intellectual Property Right or any Products or portion thereof.

(i) Except as set forth on Section 3.14(i) of the Company Letter, the Owned Company Intellectual Property, together with the Company’s and its Subsidiaries’ other rights and licenses with respect to Intellectual Property Rights, constitute at least all the Intellectual Property Rights used in or necessary to the conduct of the Business as it is currently conducted.

(j) The contracts listed in Section 3.14(j) of the Company Letter are all written contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries acquires rights to the Company Intellectual Property, but excluding (i) contracts for the purchase or licensing of shrink-wrap, off-the-shelf software, or software that is generally commercially available on non-discriminatory pricing terms, and not involving annual payments of more than $20,000 per software package, (ii) any additional non-exclusive licenses implied by law to the Company or any of its Subsidiaries as end-user customers for use of third-party products; and (iii) nondisclosure agreements entered into in the ordinary course of business where the nondisclosure covenants are the primary purpose of the agreement and there are no other material licenses or other rights granted to the Company or any of its Subsidiaries (clauses (i) through (iii), the “Ordinary Course Inbound IP Agreements”). Except as set forth in Section 3.14(j) of the Company Letter, neither the Company nor any of its Subsidiaries is in material breach of any of the foregoing contracts and, to the Knowledge of the Company, no other party to any contract is in material breach of the foregoing contracts.

(k) Except as set forth on Section 3.14(k) of the Company Letter, and except for mass-market licenses for software that is both not incorporated into the Products and not used in the manufacture of the Products, no Person, who has licensed to the Company or any of its Subsidiaries any Technology used in the Business or any Company Intellectual Property, has ownership rights, license rights, or any other claim to improvements made by the Company or such Subsidiary to such Technology or Company Intellectual Property.

(l) Section 3.14(l) of the Company Letter lists all written contracts between the Company or any of its Subsidiaries and any other Person under which the Company or any of its Subsidiaries has, with respect to any infringement or misappropriation of the Intellectual Property Rights of any third-party Person, either: (i) made a representation or warranty; or (ii) agreed to, or assumed, any obligation or duty to defend, indemnify, reimburse, or hold harmless any Person. Neither the Company nor any of its Subsidiaries is currently discharging, or has been called upon to discharge, any such obligation or liability.

(m) Except as set forth on Section 3.14(m) of the Company Letter, the Business as conducted in the past has not, or as currently conducted does not, infringe (directly, or through contributory infringement, indirectly) or misappropriate any Intellectual Property Right of any Person, violate any right to privacy or publicity of any Person, violate any moral rights of any Person, or constitute unfair competition or trade practices.

(n) Except as set forth on Section 3.14(n) of the Company Letter, neither the Company nor any of its Subsidiaries has received notice of any claim that the operation of the Business or any Products infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o) There are no contracts between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of the contract or regarding performance under the contract.

(p) Except as set forth on Section 3.14(p) of the Company Letter, to the Knowledge of the Company, no person is infringing or misappropriating any Owned Company Intellectual Property.

(q) No Owned Company Intellectual Property or any Products are subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation made in the context of a litigation, arbitration, mediation, administrative or other interparty proceeding that restricts in any manner its use, transfer, or licensing by the Company or any of its Subsidiaries or affects the validity, use, or enforceability of such Owned Company Intellectual Property. To the Knowledge of the Company, no Owned Company Intellectual Property or Products is subject to any outstanding decree, order, judgment or settlement agreement or stipulation made in the context of a litigation, arbitration, mediation, administrative or other interparty proceeding that restricts in any manner its use, enforcement, transfer, or licensing by the Company or any of its Subsidiaries as authorized by the contracts identified in Section 3.14(j) of the Company Letter.

(r) No (i) Products or publications, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitute obscene material, a defamatory statement or material, false advertising, or otherwise violates in any material respect any applicable law or regulation.

(s) All Owned Company Intellectual Property is fully transferable, alienable, or licensable without restriction and without payment of any kind to any third party. Except as set forth in the contracts identified in Section 3.14(e), 3.14(j) and Section 3.4 of the Company Letter, all Products are fully transferable, alienable, or licensable by the Company or any of its Subsidiaries, without restriction and without payment of any kind to any third party.

(t) Except as disclosed in Section 3.14(t) of Company Letter, neither this Agreement nor the completion of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts to which the Company or any of its Subsidiaries is a party, will result in (i) the Company or any of its Subsidiaries or Surviving Corporation granting to any third party any right to any Technology or Intellectual Property Right owned by, or licensed to, the Company or any of its Subsidiaries or Surviving Corporation, which right would not have been granted in the absence of this Agreement or the completion of the transactions contemplated hereby, (ii) the Company or any of its Subsidiaries or Surviving Corporation becoming bound by, or made subject to, any non-compete or other restriction on the operation or scope of their respective businesses to which the Company or any of its Subsidiaries or Surviving Corporation, as applicable, would not have been bound or subject to in the absence of this Agreement or the completion of the transactions contemplated hereby, or (iii) the Company or any of its Subsidiaries or Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or any of its Subsidiaries or Surviving Corporation, respectively, prior to the Closing in the absence of this Agreement or the completion of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties in this Section 3.14(t) shall not be deemed breached as a result of the operation of any agreements to which the Company or a Company Subsidiary is not a party.

(u) Except as disclosed in Section 3.14(u) of the Company Letter, to the Knowledge of the Company, there are no material defects in any Products.

(v) Except as set forth in Section 3.14(v) of the Company Letter, no government funding, facilities, or resources of a university, college, other educational institution or research center or funding from third parties (other than third parties holding an equity interest in the Company or any of its Subsidiaries) were used in the development of Products or Owned Company Intellectual Property, and no Governmental Entity, university, college, other educational institution, or research center has any claim or right in or to Owned Company Intellectual Property or to any Products. Except as set forth in Section 3.14(v) of the Company Letter, to the Knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries who contributed to the creation or development of any Products or Owned Company Intellectual Property has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which the employee was also performing services for the Company or any such Subsidiary. Except as set forth in Section 3.14(v) of the Company Letter, and neither the

Owned Company Intellectual Property nor any Product has been licensed or otherwise provided to a Governmental Entity, nor does the Company or any of its Subsidiaries have any current obligation to so license or assign a Product or other Company Intellectual Property to any Governmental Entity.

(w) As used in this Agreement, “Open Source Materials” means all software distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) that is used by the Company or any of its Subsidiaries in the conduct of the Business. Except as set forth in Section 3.14(w)(i) of the Company Letter, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Products; or (ii) distributed Open Source Materials in conjunction with any Products. Except as set forth in Section 3.14(w)(ii) of the Company Letter, neither the Company nor any of its Subsidiaries is using or has used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities related to (1) disclosure or distribution in source code form any non-Open Source Material portions of the Products, or any other material proprietary software that constitutes Owned Company Intellectual Property, or (2) licensing for the purpose of making derivative works of any non-Open Source Material portions of the Products, or any other material proprietary software that constitutes Owned Company Intellectual Property, in source code form, or (3) redistribution, at no charge, of any non-Open Source Material portions of the Products, or any other material proprietary software that constitutes Owned Company Intellectual Property.

(x) Except as set forth in Section 3.14(x) of the Company Letter, to the Knowledge of the Company, the Products do not contain any computer code that (i) is designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the Products (e.g., viruses or worms); (ii) is designed to disable the Products or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); (iii) would permit the Company or any of its Subsidiaries or any third party to access the Products or any computer system (e.g., traps, access codes, or trap door devices); or (iv) would permit the Company or any of its Subsidiaries or any third party to track, monitor, or otherwise report the operation and use of the Products.

(y) Except as disclosed in Section 3.14(y) of Company Letter, neither the Company or any of its Subsidiaries nor any Person acting on its behalf has disclosed or delivered to any third-party Person (other than employees and independent contractors operating for the benefit of the Company or such Subsidiary), or permitted the disclosure or delivery to any escrow agent or other third-party Person (other than employees and independent contractors operating for the benefit of the Company or any of its Subsidiaries) of, any source code portion of the Products or any other material proprietary software that constitutes Owned Company Intellectual Property. Except as disclosed in Section 3.14(y) of Company Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery of any source code portion of Products, or any other material proprietary software that constitutes Owned Company Intellectual Property, to any third-party Person (other than employees and independent contractors operating for the benefit of the Company or any such Subsidiary). Neither the Company or any of its Subsidiaries nor any Person acting on its behalf has disclosed or delivered to any third-party Person (other than employees and independent contractors operating for the benefit of the Company or any such Subsidiary) any material Trade Secrets without a legal obligation to maintain the confidentiality of such Trade Secrets, excluding disclosures of Trade Secrets (i) in connection with the release of a Product, (ii) upon the issuance of a patent or publication of a patent application, or (iii) as a result of a good faith business decision to disclose such Trade Secret.

Section 3.15 Availability of Assets and Legality of Use. The assets owned or leased by the Company and its Subsidiaries constitute all the assets used in its business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended. Except for services provided pursuant to arms-length transactions on commercially reasonable terms, in each case set forth in Section 3.15 of the Company Letter, there are no services provided by any of the stockholders of the Company or any of their Affiliates to the Company or any of its Subsidiaries utilizing either (i) assets not owned by the Company or any its Subsidiaries as of the Effective Time or (ii) Persons not employed by the Company or any of its Subsidiaries. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

Section 3.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries, directly or indirectly, owns or holds, operates or has any interest in any real property other than pursuant to the leases described in Section 3.16(a) of the Company Letter. Section 3.16(a) of the Company Letter describes all real property which is leased (“Real Property”) by the Company and any of its Subsidiaries (including Real Property leased to the Company and any of its Subsidiaries pursuant to leases which have been assigned by the Company or any of its Subsidiaries but with respect to which the Company or any of its Subsidiaries retains any liability), all leases of such Real Property and related estoppel letters and agreements of subordination or nondisturbance (including all amendments, modifications, extensions and renewals thereof or thereto), and all title insurance policies that insure the Company and any of its Subsidiaries’ interests in and to such property. Full and complete copies of all leases (including all amendments thereto) and other materials described in Section 3.16(a) of the Company Letter have been delivered to Parent and Sub. Except as disclosed in Section 3.16(a) of the Company Letter, each lease described in Section 3.16(a) of the Company Letter is a valid and binding agreement enforceable in accordance with its terms and is in full force and effect; no material default by the Company or any of its Subsidiaries or, to the best Knowledge of the Company, by any other party exists under any provision thereof; no condition or event exists which after notice or lapse of time or both would constitute a material default thereunder by the Company or any of its Subsidiaries or, to the best Knowledge of the Company, by any other party; and the consummation of the transactions contemplated hereby will not result in the termination of, or result in a right of termination under, any such lease. Except as disclosed in Section 3.16(a) of the Company Letter, the consummation of the transactions contemplated hereby will not require the consent of any party thereto or bring into operation any other provision thereof. Except as disclosed in Section 3.16(a) of the Company Letter, the Company or any of its Subsidiaries has a good, marketable and insurable leasehold estate in the Real Property identified in such section, free and clear of any liens and Encumbrances (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has notice or knowledge of any default by a landlord under any mortgage or other lien that is superior to any lease listed in Section 3.16(a) of the Company Letter. Neither the Company nor any of its Subsidiaries has received written notice of any claim of paramount title by any third party threatening to or claiming the right to terminate any lease listed in Section 3.16(a) of the Company Letter. Neither the Company nor any of its Subsidiaries has received written notice of any claim of paramount title by any third party claiming the right to any portion of any rent due to the Company or any of its Subsidiaries as lessor under any lease listed in Section 3.16(a) of the Company Letter.

(b) Each parcel of Real Property abuts on and has legal and direct vehicular access to a public road, or has such access to a public road via permanent, irrevocable, appurtenant easement benefiting the Real Property, and the Company and its Subsidiaries have no knowledge of any fact or condition that could result in the termination or reduction of the current access from the Real Property to existing highways and road, or to sewer or other utility services serving the Real Property. All utilities needed for the conduct of business on the Real Property enter the Real Property through adjoining public streets, or, if they pass through an adjoining private tract, do so in accordance with valid easements benefiting the Real Property. Neither the Company nor any of its Subsidiaries has received and to the best Knowledge of the Company and its Subsidiaries there do not exist any adverse claims to such access that would materially adversely affect the use currently being made of such access or utility services by the Company or any of its Subsidiaries.

(c) Since the Balance Sheet Date, none of the Real Property has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance).

Section 3.17 Personal Property Leases. Section 3.17 of the Company Letter contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, except for any such lease, agreement or right that is terminable by the Company or any of its Subsidiaries without penalty or payment on notice of thirty (30) days or less or which involves the payment by the Company or any of its Subsidiaries of rentals of less than $20,000 per year.

Section 3.18 Title to Assets. Each of the Company and its Subsidiaries has good title to all of the assets reflected on the Interim Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Section 3.18 of the Company Letter.

Section 3.19 Contracts. Except as set forth in Section 3.19 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any contract for the purchase, sale or lease of real property;

(ii) any contract for the purchase of goods or raw materials;

(iii) any contract for the sale of goods or services involving more than $100,000 in the aggregate;

(iv) any contract relating to services, processes or technology involving the payment of more than $20,000 in the aggregate or relating to the marketing, distribution or manufacturing of products or any OEM contract,;

(v) any contract with respect to Technology or Intellectual Property Rights other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software not involving the payment of more than $20,000 in the aggregate;

(vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or any of its Subsidiaries or any other Persons;

(vii) any agreement which provides for, or relates to, the incurrence by the Company or any of its Subsidiaries of debt for borrowed money or the extension of credit by the Company or any of its Subsidiaries to any other Person;

(viii) any agreement or understanding with a third party that in any manner restricts the Company or any of its Subsidiaries from carrying on any business or activities anywhere in the world;

(ix) any contract which provides for, or relates to, any non-competition arrangement with any Person, including any current or former officer or employee of the Company or any of its Subsidiaries;

(x) any contract or group of related contracts for capital expenditures in excess of $100,000 for any single project or related series of projects;

(xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

(xii) any contract not terminable by the Company upon ninety (90) days notice to the other party without any payment or penalty (excluding any nondisclosure agreements entered into in the ordinary course of business);

(xiii) any contract which involves payments or receipts by the Company or any of its Subsidiaries of more than $100,000;

(xiv) any executory contract pursuant to which the Company or any of its Subsidiaries is obligated to provide maintenance, support or training for its services or products that cannot be canceled or terminated, without penalty, in less than 365 days;

(xv) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Section 3.19 of the Company Letter) which is material to the Company, any of its Subsidiaries or their respective businesses; or

(xvi) any material contract not made in the ordinary course of business.

Section 3.20 Status of Contracts. Except as set forth in Section 3.20 of the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.10, 3.11, 3.14, 3.16, 3.17, and 3.19 of the Company Letter (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any of its Subsidiaries is in, or is alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there alleged to be any basis for termination of any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any of its Subsidiaries, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been made available by the Company to Parent.

Section 3.21 Product Warranty. Except as disclosed in Section 3.21 of the Company Letter the technologies or products licensed, sold, leased, and delivered and all services provided by the Company and any of its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied (to the extent not effectively disclaimed) warranties, and neither the Company nor any of its Subsidiaries has any material liability inconsistent with past practice (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith. Parent has been given a copy of the standard terms and conditions of sale or license for each of the products and services of the Company and any of its Subsidiaries and copies of the standard forms of professional services agreements of the Company and any of its Subsidiaries. Except as disclosed in Section 3.21 of the Company Letter, or in any other Company Agreements, no such product or service is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law.

Section 3.22 Books and Records. The books of account, minute books, stock record books, and other records of the Company and any of its Subsidiaries, all of which have been made available to Parent, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The respective minute books of the Company and any of its Subsidiaries contain records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and any of its Subsidiaries, and all such records are accurate and complete in all material respects, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.23 Accounts Receivable. To the Knowledge of the Company, all accounts receivable of the Company and any of its Subsidiaries that are reflected on the Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.23 of the Company Letter contains a complete and accurate list of all Accounts Receivable as of September 30, 2009, which list sets forth the aging of such Accounts Receivable.

Section 3.24 Inventory. From the Interim Balance Sheet Date, to the Knowledge of the Company, no event (including the passage of time) has occurred that could reasonably require the Company pursuant to GAAP to revalue any of its assets, including writing down the value of capitalized inventory.

Section 3.25 Insurance. Section 3.25 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company or any of its Subsidiaries. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Time. Each of the Company and its Subsidiaries has complied with each such insurance policy in all material respects and has not failed to give any notice or to present any material claim thereunder in a due and timely manner.

Section 3.26 Budget. Section 3.26 of the Company Letter sets forth (a) as of the date hereof the budgets of capital, payroll and other expenditures of the Company and its Subsidiaries prepared in the ordinary course of its business for the fiscal year ending December 31, 2009 and (b) the total capital expenditures through September 30, 2009, if any, for each capital expenditure project for which funds are proposed to be expended during 2009.

Section 3.27 Takeover Statutes and Charter Provisions. To the Knowledge of the Company, no state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement, the Support and Release Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

Section 3.28 Required Vote of Company Stockholders. The affirmative approval of the holders of a majority of the outstanding Company Common Shares and Company Preferred Shares, voting together as a single class, and the affirmative approval of the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class, are required to adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Parent Ancillary Agreements and the Company Ancillary Agreements.

Section 3.29 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.30 Hart-Scott-Rodino. The Company is its own sole “ultimate parent entity” (as defined in 16 C.F.R. § 801.1(a)(3)).

Section 3.31 Certain Business Relationships with the Company. Except as set forth in Section 3.31 of the Company Letter, none of the directors or officers of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest (other than an ownership interest of less than three percent (3%) of the outstanding capital stock of a publicly traded company) in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company or any of its Subsidiaries or engages in competition with the Company or any of its Subsidiaries. For the purposes of this section only, an entity shall not be deemed to be an Affiliate of a Company director solely as a result of it being a portfolio company of a venture capital fund with which such director is affiliated.

Section 3.32 Termination of Certain Agreements. The Company shall take all necessary action so that, no later than immediately prior to or at the Effective Time, (i) that certain Third Amended and Restated Investors’ Rights Agreement, dated October 9, 2008, by and among the Company, Rehan Jalil and the Investors identified on Exhibit A thereto, (ii) that certain Third Amended and Restated Voting Agreement, dated October 9, 2008, by and among the Company, Rehan Jalil and the Investors identified on the Exhibits thereto, and (iii) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated October 9, 2008, by and among the Company, Rehan Jalil and the Investors identified on the Exhibits thereto, will terminate and no provision of any such agreements shall in any way apply to (and no rights thereunder of any parties thereto shall in any way be affected by) either the execution of this Agreement or the consummation of the Merger.

Section 3.33 Indemnification Obligations. To the Knowledge of the Company, there is no action, proceeding or other event pending or threatened against any officer or director of the Company or any of its Subsidiaries which would give rise to any indemnification obligation of the Company or such Subsidiary to its respective officers and directors under its organizational documents or any agreement between the Company or any of its Subsidiaries and any of its respective officers or directors.

Section 3.34 Information Statement. None of the information to be supplied by the Company for inclusion in the information statement (the “Information Statement”) distributed to the Company’s stockholders will, at the time of the mailing of the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the DGCL and will contain all of the information required by Section 262 of the DGCL and, to the extent applicable, Chapter 13 of the CCC (including Section 1301 thereof).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities;

(iii) amend its charter or bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

(v) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales and licenses of products or services in the ordinary course of business consistent with past practice;

(vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries and (B) advances to employees for travel and related business expenses consistent with Company policies and past practices;

(vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(viii) hire any new employee or enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or Company Employment Agreement;

(ix) increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, salary increases in the ordinary course of business consistent with the Company’s past practice in connection with annual compensation reviews, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any of its Subsidiaries by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

(xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

(xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods or fail to file any Tax Return when due (after giving effect to any extensions of time in which to make such filings);

(xiii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

(xiv) enter into, amend or terminate (a) any Company Agreement and any agreement or contract that would be deemed a Company Agreement had it been in effect on the date hereof other than in the ordinary course of business consistent with past practice, (b) any noncompetition agreement, or (c) any agreement pursuant to which any third party is granted marketing, distribution, manufacturing or any other rights with respect to any Company product, services, processes or technology;

(xv) make or agree to make any new capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice, each of which, individually, is not in excess of $100,000 and, in the aggregate, are not in excess of $500,000;

(xvi) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(xvii) initiate, settle or compromise any litigation or arbitration proceeding; or

(xviii) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 4.2 No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries, officers or directors to, nor shall it authorize any investor or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of this Agreement, “Takeover Proposal” means any proposal or offer, or any expression of interest, by any Person other than Parent or Sub relating to the Company’s willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) The Company shall advise Parent orally (within one (1) business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Information Statement; Notification of Parent and Company Stockholders of Approval. The Company shall prepare the Information Statement, which shall include a written consent of the stockholders of the Company approving this Agreement and the transactions contemplated hereby in accordance with the DGCL, and which shall be subject to approval of Parent, and shall mail the Information Statement to all stockholders of the Company no later than three (3) business days after the date hereof. The Company will, through its Board of Directors, recommend to the Company’s stockholders approval of this Agreement and shall use all reasonable efforts to solicit such written consent. The Company agrees to submit this Agreement to the Company’s stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the Company’s stockholders reject it. Immediately upon obtaining such approval by the Company’s stockholders, the Company will give Parent notice to such effect and will mail notice of such approval to all stockholders of the Company in accordance with Section 262 of the DGCL and Chapter 13 of the CCC, with a copy thereof being delivered to Parent at the same time.

Section 5.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated January 30, 2009, between Parent and the Company (the “Non-Disclosure Agreement”).

Section 5.3 Fees and Expenses. Except as provided in Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the closing of the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 5.4 Stock Options.

(a) Not later than immediately prior to the Effective Time, the Company shall cause each Company Stock Option that is outstanding and exercisable immediately prior to the Effective Time (a “Company Vested Stock Option”) held by any Company director, officer or employee to be exercised in its entirety in accordance with the terms of such Company Stock Option and the Company Common Shares purchased pursuant to such Company Vested Stock Option to be issued to the holder thereof. The Company shall use its commercially reasonable best efforts so that no later than immediately prior to the Effective Time, each Company Vested Stock Option held by Persons who are not directors, officers or employees of the Company shall be so exercised and the Company Common Shares purchased pursuant thereto shall be issued to the holder thereof.

(b) Not later than the Effective Time, each Company Stock Option that is outstanding and not exercisable immediately prior to the Effective Time (a “Company Unvested Stock Option”) shall become and represent an unexercisable option (the “Substitute Option”) to purchase the number of shares of common stock of Parent (“Parent Common Shares”) (decreased to the nearest full share) determined by multiplying (i) the number of Company Common Shares subject to the Company Unvested Stock Option immediately prior to the Effective Time by (ii) the Conversion Ratio (as hereinafter defined), at an exercise price per Parent Common Share (rounded up to the nearest tenth of a cent) equal to the exercise price per Company Common Share immediately prior to the Effective Time divided by the Conversion Ratio. Parent shall pay cash to holders of Company Unvested Stock Options in lieu of issuing fractional shares of Parent Common Shares upon the exercise of Substitute Options for shares of Parent Common Shares. After the Effective Time, except as provided above in this Section 5.4, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Unvested Stock Option immediately prior to or at the Effective Time. It is intended that (x) each Substitute Option shall qualify following the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Company Unvested Stock Option qualified as an incentive stock option immediately prior to the Effective Time, and (y) the conversion of the Company Unvested Stock Options into Substitute Options shall not be treated as a modification, grant of a new option, or a change in the form of payment for purposes of Section 409A of the Code, and, in each case, the provisions of this Section 5.4(b) shall be applied consistently with such intention; provided, that none of Parent, Sub, the Company or any of their respective agents, Affiliates or employees shall be deemed to have made any representation or warranty or shall have any responsibility or liability with respect to the Tax consequences of the conversion of the Company Stock Options hereunder. The Company shall take all necessary action to implement the provisions of this Section 5.4. As soon as reasonably practicable, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Shares subject to such Substitute Options, or shall cause such Substitute Options to be deemed to be issued pursuant to a Parent stock plan for which shares of Parent Common Shares have been previously registered pursuant to an appropriate registration form.

(c) For purposes of this Section 5.4, the “Conversion Ratio” shall be a ratio, the numerator of which is the Common Per Share Consideration, and the denominator of which is the closing price of a Parent Common Share on The Nasdaq Stock Market LLC for the five (5) consecutive trading days immediately prior to the Effective Time.

Section 5.5 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) obtaining all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. The parties shall file an initial filing pursuant to the HSR Act as soon as practicable following the date hereof.

(b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company relating to this Agreement or the transactions contemplated hereby, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would have an adverse effect on Parent or the Company and (ii) the Company shall not, and shall not permit any of its Affiliates to, take or agree to take any such action without Parent’s prior written consent.

(d) Parent, Sub and the Company each shall (and shall cause each of their respective Affiliates to) promptly supply the other with any information reasonably requested by the other that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 5.5(a).

Section 5.6 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law.

Section 5.7 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company’s or any of its Subsidiaries’ real property, if any (collectively, the “Gains Taxes”), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any of its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and any of its Subsidiaries shall be determined by Parent in its reasonable discretion.

Section 5.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 5.9 Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its commercially reasonable efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.10 Employee Matters.

(a) Following the Closing and subject to the approval of the compensation committee of the Parent’s Board of Directors, Parent shall award restricted stock units of Parent Common Shares to the individuals identified on Section 5.10 of the Company Letter, in the amounts and on the terms noted opposite each such individual’s name; provided that such grants shall be subject to approval by the stockholders of the Company prior to the

Effective Time to the extent necessary to prevent such grants from being considered parachute payments under Sections 4999 and 280G of the Code. If requested by Parent, prior to the Effective Time, the Company shall deliver to Parent evidence of such approval in form and substance reasonably satisfactory to Parent.

(b) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide Parent with reasonable access to employee information. The Company agrees, and agrees to cause its Subsidiaries to, supply any assistance and information (including initial employment dates, termination dates, reemployment dates, hours of service, compensation and Tax withholding history in a form that shall be usable by Parent) as may be reasonably requested by Parent in connection with the foregoing, and such information shall be true and correct in all material respects.

(c) None of the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives shall make any communication to any employee or independent contractor regarding any compensation or benefits to be provided after the Effective Time without the advance written approval of Parent.

(d) Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create an employment related contract between Parent or the Surviving Corporation and any employee nor may any current or former employee rely on this Agreement as the basis for any breach of any employment related contract claim against Parent or the Surviving Corporation; (ii) shall be deemed or construed to require Parent or the Surviving Corporation to continue to employ any particular employee for any period after the Effective Time; (iii) shall be deemed or construed to limit the right of Parent or the Surviving Corporation to terminate the employment of any employee at any time after the Effective Time; (iv) shall be construed as establishing or amending any Company Plan, Company Employment Agreement or any other employment, compensation or employee benefit plan, program, arrangement or agreement or (v) is intended to create any rights or obligations except between the parties to this Agreement and no current or former employee, no beneficiary or dependent thereof, and no other person who is not a party to this Agreement, shall be entitled to assert any claims hereunder.

(e) As a condition of continued employment with the Company after the Effective Time, each employee of the Company shall be required to enter into a Proprietary Information and Inventions Agreement with Parent not later than ten (10) days after the Effective Time. Prior to the Effective Time, the Company will assist Parent in obtaining such agreements.

Section 5.11 Indemnity Agreement. No later than immediately prior to the Effective Time, the Company will cause the Stockholders Representative to execute and deliver the Indemnity Agreement to Parent and the Indemnity Agent, with such changes thereto as may be requested by the Indemnity Agent that are acceptable to Parent and the Company.

Section 5.12 Company 401(k) Plan Termination. Effective as of the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (collectively, the “Company 401(k) Plans”) (unless Parent provides written notice to the Company that such 401(k) Company Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plans as Parent may reasonably require.

Section 5.13 Subsidiaries. Prior to the Effective Time, the Company shall obtain and deliver to Parent, the written agreement, in form and substance satisfactory to Parent, of each other stockholder of its Subsidiaries to assign all the interest in the equity of such Subsidiaries held by such stockholder to Parent’s designees for $1. If requested by Parent, the Company will cause such stockholders to effect such assignment effective at the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Stockholders Approval. This Agreement shall have been duly approved by the requisite votes of stockholders of the Company, in accordance with applicable law.

(b) Certain Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c) The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer certifying to the fulfillment of the conditions set forth in paragraphs (a) and (b) above.

Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties.

(i) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(ii) Each of the representations and warranties of the Company contained in Section 3.2 of this Agreement shall be true and correct in all respects (except for inaccuracies that are de minimis in the aggregate) on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date).

(iii) Each of the representations and warranties of the Company contained in Sections 3.1, 3.3, 3.8 and 3.14 of this Agreement shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each such representation and warranty that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date).

(iv) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.8 and 3.14) shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materially”, “Material Adverse Effect” or similar qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer certifying to the fulfillment of the conditions set forth in paragraphs (i) through (iv) above.

(b) Material Adverse Effect. Since the Balance Sheet Date through the Effective Time, there shall not have been any Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, an adverse effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred. Further, in connection with the transactions contemplated hereby, the Company shall have obtained the consent or approval of each Person that is not a Governmental Entity required under each agreement or instrument listed in Section 6.3(c) of the Company Letter.

(d) No Litigation or Injunction. There shall not be instituted or pending any suit, action or proceeding relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein which, in Parent’s good faith judgment, is material or reasonably likely to detract from the value of the Merger to Parent in any material respect. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger which, in Parent’s good faith judgment, is material or reasonably likely to detract from the value of the Merger to Parent in any material respect, other than any of the foregoing which shall have been dismissed with prejudice.

(e) Ancillary Agreements. The Indemnity Agreement shall have been executed by the Stockholders Representative and the Indemnity Agent and delivered to Parent, and the Indemnity Agent and the Stockholders Representative shall be bound by and shall not have rejected any of their obligations under the Indemnity Agreement. The Support and Release Agreements shall have been executed by the stockholders of the Company identified on Section 6.3(e) of the Company Letter and delivered to Parent and shall be in full force and effect.

(f) Capital Structure Certificate. The Company shall have delivered a certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Section 3.2(a) of this Agreement if this Agreement were dated as of the Effective Time.

(g) Dissenting Stockholders. Holders of no more than two percent (2%) of the Company Shares in the aggregate shall have demanded in writing (and not withdrawn) or shall be entitled to demand in writing appraisal or purchase of their shares pursuant to Section 262 of the DGCL or Chapter 13 of the CCC. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(h) Stockholders Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding Company Common Shares and Company Preferred Shares, voting together as a single class, and duly approved by the holders of a majority of the outstanding Company Preferred Shares, voting together a single class. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

(i) FIRPTA Certificate. The Company shall have delivered to Parent, not more that twenty (20) days prior to the Effective Date, a statement in accordance with Treas. Reg. §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, and neither Parent nor Sub shall have actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treas. Reg. § 1.1445-4. The form of such statement is attached hereto as Exhibit E. In addition, the Company shall have delivered to Parent on the Effective Date the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg. § 1.897-2(h)(2), regarding delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the IRS on or after the Effective Date. The form of such notification is attached hereto as Exhibit F.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty (30) business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

(c) by either Parent or the Company if there has been (i) a material breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty (30) business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

(d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on February 17, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by Parent (x) if the holders of a majority of the outstanding Company Common Shares and Company Preferred Shares, voting together as a single class, do not approve this Agreement or if the holders of a majority of the outstanding Company Preferred Shares, voting together as a single class, do not approve this Agreement or (y) if the Company fails to provide Parent with evidence to such effect, in each case no later than ten (10) days following the date hereof.

(f) The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the entirety of Section 5.3, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnity Fund.

(a) The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member (as hereinafter defined) from any Loss or Expense indemnifiable under Section 8.2(a) and as provided in the Indemnity Agreement.

(b) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement if it shall be terminated; provided, that, notwithstanding anything to the contrary herein, resort to the Indemnity Fund shall be the exclusive remedy of the Parent Group Members for any Loss or Expense following the Effective Time other than for fraud, intentional misrepresentation or as set forth in Section 8.2(b).

Section 8.2 Indemnification from Indemnity Fund.

(a) From and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

(i) any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement; or

(ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement.

Further, each Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by the Company, Parent or the Surviving Corporation in connection with or arising from Dissenting Shares as contemplated by Section 1.5(f);

provided, however, that the Parent Group Members shall only be entitled to indemnification, and the Indemnity Fund shall be used to indemnify and hold harmless hereunder, with respect to the matters set forth in clause (ii) of this Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.8, 3.14, the certificate delivered pursuant to Section 6.3(a) to the extent it relates to such Sections and the other certificates delivered pursuant to Section 6.3, as to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Parent Group Members with respect thereto exceeds $500,000; provided, further, that the indemnification of the Parent Group Members from the Indemnity Fund under clause (ii) of this Section 8.2(a) with respect to Section 3.14(i) and Section 3.14(m) shall be limited to $14,400,000 in the aggregate. Any payment pursuant to this Section 8.2(a) shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s) pursuant to the Indemnity Agreement. The Company Stockholders shall not have any right of contribution from the Surviving Corporation with respect to any Loss or Expense claimed by any Parent Group Member after the Effective Time.

(b) From and after the Effective Time, each Parent Group Member shall be indemnified, held harmless and reimbursed by the Company Stockholders and the Company Vested Stock Optionholders from and against all Loss and Expense incurred by such Parent Group Member in connection with or arising from any breach of any warranty and the inaccuracy of any representation of the Company contained in Sections 3.2, 3.3 or 3.8 of this Agreement or any certificates delivered by or on behalf of the Company pursuant to this Agreement to the extent relating to such sections (collectively, the “Specified Representations”). The Parent Group Members shall be indemnified from the Indemnity Fund until funds are no longer available thereunder for such indemnification before they shall be indemnified by the Company Stockholders and the Company Vested Stock Optionholders pursuant to this Section 8.2(b). The liability of each Company Stockholder and Company Vested Stock Optionholder under this Section 8.2(b) shall be limited to fifty percent (50%) of the portion of the Aggregate Merger Consideration received by such Company Stockholder or Company Vested Stock Optionholder; provided, that the liability of each Company Stockholder and Company Vested Stock Optionholder under this Section 8.2(b) with respect to the Specified Representations relating to Section 3.2 (Capitalization) of this Agreement shall be limited to one hundred percent (100%) of the portion of the Aggregate Merger Consideration received by such Company Stockholder or Company Vested Stock Optionholder. The liability of the Company Stockholders and the Company Vested Stock Optionholders under this Section 8.2(b) shall be several and not joint. No claim shall be made for any Loss related to or arising from (A) the value or condition of any Tax asset (e.g., net operating loss carryforward or tax credit carryforward) of the Company or any of its Subsidiaries or (B) the ability of Parent, the Surviving Corporation or their Affiliates to utilize such Tax asset for any taxable period commencing after the Effective Time.

(c) As used in this Agreement, (i) “Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) “Loss” means any and all losses, costs, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; provided, that such amounts shall be reduced by any amount for which the Parent Group Members actually receive reimbursement from any insurance carrier (excluding any self insurance maintained by the Parent or any of its Affiliates) and shall take into account Taxes imposed on, and any Tax benefit actually received by, a Parent Group Member, in each case as a result of such Loss (including as a result of the receipt of any indemnification payment), and (iii) “Parent Group Members” means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

(d) The indemnification provided for in Section 8.2(a) shall terminate on the first (1st) anniversary of the Effective Time (and no claims shall be made by any Parent Group Member under Section 8.2(a) thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice (as hereinafter defined) is given in accordance with the requirements of Section 8.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.

Section 8.3 Termination of Indemnity Fund. Upon termination of the indemnification obligations under this Article VIII and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.

Section 8.4 Notice and Determination of Indemnity Fund Claims.

(a) If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the “Claiming Party”) shall so notify the Parent and the Stockholders Representative in writing (the “Indemnity Fund Claim Notice”) of the facts giving rise to such claim for indemnification hereunder. Such Indemnity Fund Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. The Indemnity Fund Claim Notice shall be attached to a written notice delivered by Parent to the Indemnity Agent (the “Parent Claim Notice”).

(b) Unless the Stockholders Representative shall have delivered an Indemnity Fund Objection (as hereinafter defined) to Parent and the Indemnity Agent in accordance with Section 8.4(c), the Indemnity Agent shall, on the thirtieth (30th) day (or such earlier day as Parent and the Stockholders Representative shall authorize in writing to the Indemnity Agent) after receipt of a Parent Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member as set forth in the Indemnity Fund Claim Notice attached to the Parent Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the specified amount.

(c) Until the thirtieth (30th) day following delivery of the Parent Claim Notice to the Indemnity Agent, the Stockholders Representative may deliver to the Indemnity Agent and Parent a written objection (an “Indemnity Fund Objection”) to the claim made in such Indemnity Fund Claim Notice and attached to the Parent Claim Notice. At the time of delivery of any Indemnity Fund Objection to Parent and the Indemnity Agent, a duplicate copy of such Indemnity Fund Objection shall be delivered to the Claiming Party.

(d) Upon receipt of an Indemnity Fund Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member as set forth in the Indemnity Fund Claim Notice attached to the Parent Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity

Agreement, with a value equal to that portion of the amount subject to the Indemnity Fund Claim Notice, if any, which is not disputed by the Stockholders Representative and (ii) designate in the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Indemnity Fund Claim Notice which is disputed by the Stockholders Representative. Thereafter, the Indemnity Agent shall not dispose of such designated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.6, or the Indemnity Agent shall have received a copy of the written agreement between Parent and the Stockholders Representative resolving such dispute and setting forth the amount, if any, which the Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Parent and the Stockholders Representative (and the Claiming Party, if applicable), promptly after the Indemnity Agent’s receipt of such agreement.

Section 8.5 Notice and Determination of Stockholder Claims.

(a) If the Claiming Party wishes to make a claim for indemnification to be satisfied from Company Stockholders and Company Vested Stock Optionholders pursuant to Section 8.2(b), such Claiming Party shall so notify each Company Stockholder and Company Vested Stock Optionholder from whom it is seeking indemnification (the “Affected Stockholder”) in writing (the “Stockholder Claim Notice”, and together the Indemnity Fund Notice, the “Claim Notices”, and each a “Claim Notice”) of the facts giving rise to such claim for indemnification hereunder. Such Stockholder Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the Specified Representation in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Stockholder Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member.

(b) Unless the Affected Stockholder shall have delivered a Stockholder Objection in accordance with Section 8.5(c), the Affected Stockholder shall, on the thirtieth (30th) day (or such earlier day as the Affected Stockholder may determine) after receipt of a Stockholder Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Stockholder Claim Notice, payment of the specified amount in cash via check made payable to Parent or wire transfer to an account to be designated by Parent.

(c) Until the thirtieth (30th) day following delivery of an Stockholder Claim Notice, the Affected Stockholder may deliver to the Claiming Party a written objection (a “Stockholder Objection”, together with the Indemnity Fund Objection, the “Objections”, and each an “Objection”) to the claim made in such Stockholder Claim Notice.

(d) Upon receipt of a Stockholder Objection properly made, the Affected

Stockholder shall deliver to Parent, for its account or for the account of each Parent Group Member named in the Stockholder Claim Notice, such portion of the specified indemnification amount, if any, which is not disputed by the Affected Stockholder. Thereafter, after the expiration of ten (10) business days from the receipt of a certified copy of the final decision of the arbitrators as contemplated by Section 8.6 setting forth the amount, if any, which such Claiming Party is entitled to receive, or promptly upon the completion of the memorandum setting forth the agreement of the Claiming Party and the Affected Stockholder as contemplated by Section 8.6 and the specified amount, if any, that the Claiming Party shall be entitled to receive, the Affected Stockholder shall deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, the specified amount in cash via check made payable to Parent or wire transfer to an account to be designated by Parent.

Section 8.6 Resolution of Conflicts; Arbitration.

(a) For claims made pursuant to Section 8.4, the Claiming Party shall deliver a written response to the Stockholders Representative in respect of any Indemnity Fund Objection properly delivered by the Stockholders Representative. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Stockholders Representative and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders Representative and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both, and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the applicable portion of Indemnity Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Stockholders Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholders Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim submitted thereto shall be binding, and conclusive on Parent, the Stockholders Representative, the Company Stockholders and the Company Vested Stock Optionholders, including with respect to claims for indemnification under Section 8.2(b). Notwithstanding anything in this Section 8.6, the Indemnity Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.

(c) For claims made pursuant to Section 8.5, the Claiming Party shall deliver a written response to the Affected Stockholder in respect of any Stockholder Objection properly delivered by the Affected Stockholder. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Affected Stockholder and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Affected Stockholder and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the Affected Stockholder shall pay the agreed upon amount to the Claiming Party.

(d) If no such agreement can be reached after good faith negotiation, the Claiming Party may, by written notice to the Affected Stockholder, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. The Claiming Party may include in such arbitration some or all of the other Affected Stockholders to which any Claiming Party shall have submitted Claim Notices. The arbitrators shall be the same persons who shall have served or are serving as arbitrators pursuant to Section 8.6(b), provided, that if arbitrators shall have not been appointed pursuant to Section 8.6(b) or any of them is unwilling or unable to so serve, then within fifteen (15) days after such written notice is sent, Parent and a majority of the Affected Stockholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim submitted thereto shall be binding, and conclusive on Parent, the Company Stockholders and the Company Vested Stock Optionholders.

(e) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

Section 8.7 Stockholders Representative.

(a) The “Stockholders Representative” shall be Thomas Dyal, who may be replaced by the Company prior to the Effective Time. The Stockholders Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of each of the Company Stockholders and the Company Vested Stock Optionholders receiving consideration pursuant to Article I. The Stockholders Representative shall have full power and authority to represent all such Company Stockholders and Company Vested Stock Optionholders and their respective successors with respect to all matters arising under this Agreement and the Indemnity Agreement and all actions taken by the Stockholders Representative hereunder and thereunder shall be binding upon all such Company Stockholders and Company Vested Stock Optionholders and their respective successors as if expressly confirmed and ratified in writing by each of them. The Stockholders Representative shall take any and all actions which it believes is necessary or appropriate under this Agreement and the Indemnity Agreement for and on behalf of such Company Stockholders and Company Vested Stock Optionholders, as fully as if the Company Stockholders and the Company Vested Stock Optionholders were acting on their own behalf, including, without limitation, defending all indemnity claims pursuant to Section 8.2, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Parent and the Indemnity Agent under this Agreement and the Indemnity Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Indemnity Agreement, and engaging counsel, accountants or other Stockholders Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders

Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Indemnity Agreement and to consent to any amendment hereof or thereof on behalf of all such Company Stockholders and Company Vested Stock Optionholders and such successors. The Person designated to serve as the Stockholders Representative may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than ten (10) days prior written notice to Parent. No bond shall be required of the Stockholders Representative, and the Stockholders Representative shall receive no compensation for services. Any expenses incurred by the Stockholders Representative in connection with its services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent expressly provided in the Indemnity Agreement.

(b) The Stockholders Representative shall not be liable to the Company Stockholders or the Company Vested Stock Optionholders for any act done or omitted hereunder or under the Indemnity Agreement as Stockholders Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders and the Company Vested Stock Optionholders shall severally indemnify the Stockholders Representative and hold it harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance and administration of its duties hereunder.

(c) The Stockholders Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

Section 8.8 Actions of the Stockholders Representative. A decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all Company Stockholders and Company Vested Stock Optionholders to whom funds otherwise payable are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder and Company Vested Stock Optionholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each and every such Company Stockholder and Company Vested Stock Optionholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Representative.

Section 8.9 Third-Party Claims. In the event Parent determines to make a demand against the Indemnity Fund with respect to a third party claim, Parent shall notify the Stockholders Representative of such claim, and the Stockholders Representative shall be entitled, at its expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholders Representative, which consent shall not be unreasonably withheld. In the event that the Stockholders Representative has consented to any such settlement, the Stockholders Representative shall have no power or authority to object under Sections 8.4 or 8.5 or any other provision of this Article VIII to the amount paid in such settlement.

Section 8.10 Indemnification.

(a) Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement listed in Section 8.10 of the Company Letter in effect between the Company and each person who is a director or officer of the Company immediately prior to the Effective Time in each case the extent such agreement was delivered to Parent prior to the date hereof and (ii) any indemnification provision under the Company Charter or the Company Bylaws as in effect on the date of this Agreement (the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 8.10(a) shall be referred to as, collectively, the “Company Indemnified Parties”).

(b) The provisions of this Section 8.10 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their heirs and estates and such provisions may not be terminated or amended in any manner adverse to the interests of such Person without his or her prior consent. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against a Company Indemnified Party, for which such Company Indemnified Party is entitled to indemnification hereunder, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 8.10 shall continue in effect, solely with respect to such matters, until the final disposition of such claim, action, suit, proceeding or investigation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations and Warranties. The representations and warranties of the Company in this Agreement or in any certificates delivered by the Company pursuant to this Agreement shall terminate on the first (1st) anniversary of the Effective Time; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capital Structure) and 3.3 (Authority) shall survive indefinitely and the representations and warranties set forth in Section 3.8 (Tax Matters) shall survive until the expiration of the applicable statute of limitations. Except as otherwise provided in this Agreement, no claim shall be made for the breach of any representation or warranty made in this Agreement or in any certificates delivered pursuant to this Agreement after the date on which such representations and warranties terminate as set forth in this Section 9.1 other than for fraud.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to

Tellabs, Inc.

1415 West Diehl Road

Naperville, Illinois 60563

Attention: Assistant General Counsel, Transactions

Facsimile No.: (630) 798-3231

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Imad I. Qasim

Facsimile No.: (312) 853-7036

(b)	if to the Company, to

WiChorus, Inc.

3590 North 1st Street, Suite 300

San Jose, California 95134

Attention: Rehan Jalil

Facsimile No.: (408) 955-9093

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Arthur Schneiderman

         Jason Sebring

Facsimile No.: (650) 493-6811

Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Non-Disclosure Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.7 and of Article VIII, the Non-Disclosure Agreement, the Indemnity Agreement and the Support and Release Agreements are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.7 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TELLABS, INC.

By:
Name: Robert W. Pullen
Title: President and Chief Executive Officer

TELLABS WILLOW CORP.

By:
Name: Robert W. Pullen
Title: President and Chief Executive Officer

WICHORUS, INC.

By:
Name: Rehan Jalil
Title: President and Chief Executive Officer

Signature page to Agreement and Plan of Merger

Exhibit A

SUPPORT AND RELEASE AGREEMENT

SUPPORT AND RELEASE AGREEMENT, dated as of             , 2009 (this “Agreement”), by the undersigned stockholder and/or optionholder (the “Stockholder”) of WiChorus, Inc., a Delaware corporation (the “Company”), for the benefit of Tellabs, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, Tellabs Willow Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of October 20, 2009 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of common stock, $0.001 par value, of the Company (“Company Common Shares”), and each issued and outstanding share of preferred stock, $0.001 par value, of the Company (“Company Preferred Shares”, and together with the Company Common Share, the “Company Shares”), of which 2,428,571 shares have been designated as Series A Preferred Stock, 12,428,572 shares have been designated as Series B Preferred Stock, 11,766,087 shares have been designated as Series B-1 Preferred Stock and 10,778,443 shares have been designated as Series C Preferred Stock, not owned directly or indirectly by Parent or the Company, will be converted into the right to receive a portion of the Aggregate Merger Consideration (as defined in the Merger Agreement);

WHEREAS, the Stockholder owns of record that number of Company Shares appearing on the signature page hereof (such Company Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, including without limitation, pursuant to the exercise of Company Stock Options, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

1. Covenants of Stockholder. Subject to the termination of the Stockholder’s obligations in accordance with Section 4, Stockholder agrees as follows:

(a) At any stockholders meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote the Subject Shares or grant the Stockholder’s consent and approval, as the case may be, in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b) At any meeting of stockholders of the Company (or at any adjournment thereof) or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any other Takeover Proposal or (ii) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee or other representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Takeover Proposal.

(d) The Stockholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of such Stockholder’s Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Stockholder’s Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

(e) The Stockholder shall indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under Article VIII of the Merger Agreement pursuant to Section 8.2(b) of the Merger Agreement. Further, the Stockholder agrees to the provisions of the Indemnity Agreement and the Merger Agreement affecting the Stockholder, including those relating to the Stockholders Representative.

(f) [Covenant Not to Compete or Solicit. In consideration of the transactions contemplated by the Merger Agreement and in order to more effectively protect the value and goodwill of the Company to be acquired by Parent thereby, Stockholder covenants and agrees:

(i) that for a period commencing at the Effective Time and ending on the three-year anniversary of the Effective Time (the “Noncompetition Period”), Stockholder will not directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) (A) own or make any investment in a company or business with products or services substantially similar to or competitive with the packet core products and services of the Company (the “Packet Core Business”) or the business unit of any successor company that includes the Company’s Packet Core Business, or (B) manage, operate, control, participate in or perform services for any division or department of a company or business, or the division or department of an affiliate or subsidiary of such company or business, if such division or department is engaged in the Packet Core Business (collectively, a “Competitive Division”); provided, however, that, subject to clause (i)(A) above, this clause (i)(B) will not prevent Stockholder from managing, operating, participating in or performing services for (whether as employee, agent, independent contractor, manager or officer) non-Competitive Divisions of such company or business, but only if Stockholder has no direct or indirect involvement whatsoever in any aspect of the Competitive Divisions of such company or business; and

(ii) that during the Noncompetition Period, Stockholder will not induce or attempt to persuade any employee, agent, licensor, content provider, supplier, distributor or customer of the Packet Core Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization; provided, however, that general advertisements and job listings disseminated to the public at large will not be deemed to constitute a “solicitation” of employees pursuant to the foregoing provision.

In the event Stockholder’s employment is involuntarily terminated by the Company without Cause or Stockholder voluntarily terminates his employment from the Company with Good Reason and Stockholder does not at any time prior to the expiration of the Noncompetition Period breach this Agreement or any proprietary information, inventions or similar agreement between Stockholder and the Company or Parent, the Company will continue to pay Stockholder’s base salary, as in effect immediately prior to such termination, for the remainder of the Noncompetition Period; provided that the Company’s obligation to make such payments shall cease if Parent, in its sole discretion, provides Stockholder with written notice that it has elected to waive the restrictions hereunder. If Stockholder is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of Stockholder’s separation from service, then to the extent any amount payable to Stockholder hereunder (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) under the terms of this Agreement would be payable prior to the six-month anniversary of Stockholder’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of Stockholder’s separation from service and (b) the date of Stockholder’s death.

For purposes of this Section 1(f), “Cause” means Stockholder’s (A) commission of an act of fraud, embezzlement, misappropriation, theft, dishonesty or a criminal act constituting a felony under federal or state law, (B) breach of or willful failure to perform any material covenants under a proprietary information and inventions agreement with the Company or its affiliates, (C) repeated refusal to perform the duties assigned by the Company or any of its affiliates, provided such duties are reasonably consistent with Stockholder’s employment position, (D) gross negligence or willful misconduct resulting in a material loss to the Company or any of its affiliates, or damage to the reputation of the Company or any of its affiliates, (E) material violation of the employment policies of the Company or any of its affiliates or (F) violation of any statutory or common law duty of loyalty to the Company or any of its affiliates.

For purposes of this Section 1(f), “Good Reason” shall exist upon the occurrence, without Stockholder’s express written consent, of any of the following events: (A) a material diminution in Stockholder’s position, authority or duties (including the assignment to Stockholder of any duties materially and adversely inconsistent with Stockholder’s position, authority or duties hereunder) as in effect immediately following the Effective Time; (B) a reduction of more than 5% (other than pursuant to a uniform reduction applicable to other similarly situated employees of the Company) in the base salary of Stockholder; or (C) relocation of the Company’s business office to any location more than 30 miles from its location as of the Effective Time; provided, however, that the occurrence of any such event shall not constitute Good Reason unless Stockholder provides written notice to Stockholder’s direct supervisor or the senior human resources representative of Parent of the existence of such event not later than 90 days after the initial existence of such event, and the Company shall have failed to remedy such event within 30 days after receipt of such notice.

Nothing contained in this paragraph shall limit or otherwise affect any obligation of Stockholder under any employment agreement, including any proprietary information, inventions or similar agreement, entered into with the Company or Parent. In addition, nothing contained herein shall limit or otherwise affect the ability of Stockholder to own not more than 1% of the outstanding capital stock of any entity that is engaged in the Packet Core Business provided that either such investment is a passive investment in a publicly traded company or Stockholder receives such stock pursuant to one or more equity-based compensation awards granted solely in connection with his services for a non-Competitive Division and Stockholder is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business, except to the extent Stockholder is permitted to perform services for a non-Competitive Division, as set forth above.]1

(g) Prior to the Effective Time, the Stockholder will duly exercise any Company Vested Stock Options held by such Stockholder in accordance with its terms.

(h) The Stockholder will not exercise any dissenters’ rights or rights of appraisal under applicable law with respect to the Merger, the Merger Agreement and the transactions contemplated thereby.

[1]	To be included in agreements of employees only.

2. Release. Effective at the Effective Time, the Stockholder does hereby fully, finally and irrevocably release, acquit and forever discharge the Company, and its current, former and future members, managers, trustees, representatives, employees, principals, agents, affiliates, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, accountants, administrators, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, agreements, contracts, undertakings, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which the Stockholder had, have, or may have had at any time in the past until and including the Effective Time against the Released Parties, or any of them, which relate to or arise out of the Stockholder’s prior relationship with the Company or its rights or status as a stockholder of the Company, in each case except (i) as expressly provided in this Agreement, (ii) as expressly provided in the Merger Agreement (including the rights of indemnification contained in Section 8.10 thereof), and (iii) the undersigned’s right to receive unpaid wages or accrued benefits as of the date hereof in connection with his employment, if any, by the Company.

3. Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(a) The Stockholder is the record and beneficial owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and except for that certain Third Amended and Restated Voting Agreement, dated as of October 9, 2008, none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement. The Stockholder holds the Company Stock Options appearing on the signature page hereof.

(b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

(c) The Stockholder understands and acknowledges that it may hereafter discover facts and legal theories concerning this Agreement (including without limitation Section 2) and the subject matter hereof in addition to or different from those which it now believes to be true. The Stockholder understands and hereby agrees that this Agreement (including without limitation, Section 2) shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. The Stockholder assumes the risk of any mistake of fact or law with regard to any potential claim or with regard to any of the facts which are now unknown to it relating thereto. Further, in entering into this Agreement, the Stockholder acknowledges and agrees that it is not relying upon any information provided by Parent or Sub in connection with the provisions of this Agreement.

4. Termination. The obligations of the Stockholder hereunder shall terminate in the event the Merger Agreement is terminated pursuant to Section 7.1 thereof. This Agreement shall continue in effect and survive after the Effective Time. No termination of this Agreement shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

7. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

8. Severability. Notwithstanding anything else to the contrary in this Agreement, it is the intent and understanding of each party hereto that if, in any action before any court or tribunal legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

9. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

12. Interpretation. When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or an Article of this Agreement unless otherwise indicated. The section headings contained in Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of Indemnity Agreement. For purposes of this Agreement, the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

13. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

14. No Limitation on Actions of the Stockholder as Director. In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of the Company.

[Signature page follows]

Name:

Number of Company Common Shares owned on the date hereof

Number of Series A Preferred Shares owned on the date hereof

Number of Series B Preferred Shares owned on the date hereof

Number of Series B-1 Preferred Shares owned on the date hereof

Number of Series C Preferred Shares owned on the date hereof

Number of Company Common Shares subject to purchase under Company Vested Stock Options held by the Stockholder

Number of Company Common Shares subject to purchase under Company Unvested Stock Options held by the Stockholder

Accepted and agreed to as of the date set forth above:

TELLABS, INC.

By:
Name: Robert W. Pullen
Title: President and Chief Executive Officer

Exhibit B

INDEMNITY ESCROW AGREEMENT

This INDEMNITY ESCROW AGREEMENT (this “Indemnity Agreement”), is dated as of             , 2009, among Tellabs, Inc., a Delaware corporation (“Parent”), Thomas Dyal (the “Stockholders Representative”, together with Parent, the “Parties”, and each a “Party”), and JPMorgan Chase Bank, N.A., a national banking association, as indemnity and escrow agent (the “Indemnity Agent”).

W I T N E S S E T H:

WHEREAS, WiChorus, Inc., a Delaware corporation (the “Company”), Tellabs Willow Corp., a Delaware corporation (“Sub”), and Parent are parties to that certain Agreement and Plan of Merger, dated as of October 20, 2009 (the “Merger Agreement”), pursuant to which Sub shall be merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, under the Merger Agreement all Parent Group Members (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article VIII of the Merger Agreement;

WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article VIII of the Merger Agreement, the Merger Agreement provides that in connection with the Merger, promptly after the Effective Time (as hereinafter defined) $18 million (the “Indemnity Amount”) shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Indemnity Amount, together with any earnings thereon being herein collectively referred to as the “Indemnity Fund”).

WHEREAS, the Merger Agreement provides for the Stockholders Representative to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Fund pursuant to the terms of this Indemnity Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

“Exchange Agent” shall mean JPMorgan Chase Bank, N.A.

Section 2. Deposit and Use of Indemnity Amount.

a.	Promptly after the Certificate of Merger (as defined in the Merger Agreement) is accepted for recording or such later time as established by the Certificate of Merger (the “Effective Time”), the Indemnity Amount shall be deposited by Parent in an escrow account with the Indemnity Agent (the “Account”).

b.	Immediately after receipt from Parent of the Indemnity Amount, the Indemnity Agent shall confirm to the Parent and the Stockholders Representative such receipt in writing in accordance with Section 13 of this Indemnity Agreement.

c.	The Indemnity Agent agrees to hold, pay and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.

Section 3. Disposition of Indemnity Amount.

a.	The Parties may instruct the Indemnity Agent to disburse to Parent or each Parent Group Member as it shall be entitled to receive payment from the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in Article VIII of the Merger Agreement (including, without limitation, Sections 8.4 and 8.6 thereof).

b.	The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

Section 4. Payment.

a.	If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the “Claiming Party”) shall so notify the Parent and the Stockholders Representative in writing (the “Indemnity Fund Claim Notice”) of the facts giving rise to such claim for indemnification hereunder. Such Indemnity Fund Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Indemnity Agreement in respect of which such Loss or Expense shall have occurred. The Indemnity Claim Notice shall be attached to a written notice delivered by Parent to the Indemnity Agent (the “Parent Claim Notice”).

b.

Unless the Stockholders Representative shall have delivered an Indemnity Fund Objection to Parent and the Indemnity Agent in accordance with Section 4(c) of this Indemnity Agreement, the Indemnity Agent shall, on the thirtieth (30th) day (or such earlier day as Parent and Stockholders Representative shall authorize in writing to the Indemnity Agent) after receipt of a Parent Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member as set forth in the Indemnity

Fund Claim Notice attached to the Parent Claim Notice, such portion of the Indemnity Fund, as valued by Parent, with a value equal to the specified amount.

c.

Until the thirtieth (30th) day following delivery of the Parent Claim Notice to the Indemnity Agent, the Stockholders Representative may deliver to the Indemnity Agent and Parent a written objection (an “Indemnity Fund Objection”) to the claim made in such Indemnity Fund Claim Notice and attached to the Parent Claim Notice. At the time of delivery of any Indemnity Fund Objection to Parent and the Indemnity Agent, a duplicate copy of such Indemnity Fund Objection shall be delivered to the Claiming Party.

d.	Upon receipt of an Indemnity Fund Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member as set forth in the Indemnity Fund Claim Notice attached to the Parent Claim Notice, such portion of the Indemnity Fund, as valued by Parent, with a value equal to that portion of the amount subject to the Indemnity Fund Claim Notice, if any, which is not disputed by the Stockholders Representative and (ii) designate in the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Indemnity Fund Claim Notice which is disputed by the Stockholders Representative. Thereafter, the Indemnity Agent shall not dispose of such designated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.6 of the Merger Agreement, or the Indemnity Agent shall have received a copy of the written agreement between the Parent and the Stockholders Representative resolving such dispute and setting forth the amount, if any, which the Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, as valued by Parent, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Parent Group Member, the Stockholders Representative (and the Claiming Party, if applicable), promptly after the Indemnity Agent’s receipt of such agreement.

e.	Payments and deliveries pursuant to an Indemnity Fund Claim Notice shall be charged to and withdrawn from the Account unless the Indemnity Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from the Account.

Section 5. Delivery of Indemnity Amount Upon Termination.

a.

On the first (1st ) anniversary of the Effective Time (the “Distribution Date”), the Indemnity Agent shall deliver to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the “Distribution Amount”) equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a claim pursuant to such

Indemnity Fund Claim Notice to the extent such claim has not been resolved and paid prior to such date, and less (C) any amount previously designated in writing by the Stockholders Representative to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover its expenses incurred in connection with its activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholders Representative to such effect in accordance with Section 8(c). Upon its receipt of such Distribution Amount, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount to the applicable Company Stockholders and Company Vested Stock Optionholders on a pro rata basis based upon the “Indemnity Amount” reflected on Annex A; provided, that the Exchange Agent or Parent, as the case may be, shall not be required to deliver the applicable portion of the Distribution Amount to any Company Stockholder unless and until such Company Stockholder shall have delivered the applicable Certificates (or complied with Section 1.13 of the Merger Agreement in case such Certificates have been lost, stolen or destroyed), and Transmittal Letter as required by Section 1.6 of the Merger Agreement; provided, further, that the Exchange Agent or Parent, as the case may be, shall not be required to deliver the applicable portion of the Distribution Amount to any Company Vested Stock Optionholder unless and until such Company Vested Stock Optionholder shall have delivered the Transmittal Letter as required by Section 1.6 of the Merger Agreement.

b.	Any amounts retained in the Account after the Distribution Date shall be held by the Indemnity Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Indemnity Agreement, and upon resolution and payment out of the Indemnity Fund of all pending claims, any remaining amounts in the Account shall be transferred to the Stockholders Representative with respect to reasonable out-of-pocket expenses incurred by it in connection with its activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholders Representative to such effect in accordance with Section 8(c) of this Indemnity Agreement), and any remaining amount shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 5(a) of this Indemnity Agreement.

c.	Upon distribution of the entire amount of the Indemnity Fund, the Indemnity Agent shall give the Parent notice to such effect. Upon such distribution, this Indemnity Agreement shall be terminated.

d.	At any time prior to final termination of this Indemnity Agreement, the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Stockholders Representative, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

Section 6. Permitted Investments; Interest.

The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in the Account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to Section 5(c) of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the Indemnity Fund in a JPMorgan Chase Bank N.A. money market deposit account (“MMDA”) or a successor or similar investment offered by the Indemnity Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Indemnity Agent (the “Permitted Investments”). The rate of return on an MMDA varies from time to time. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement. Notwithstanding anything else to the contrary in this Indemnity Agreement, forty percent (40%) of such interest and profit earned prior to the Distribution Date shall be disbursed by the Indemnity Agent to the Company Stockholders and Company Vested Stock Optionholders on the Distribution Date in accordance with the information set forth in Annex A hereto (as further referenced in Section 9 of this Indemnity Agreement). For purposes of this Indemnity Agreement, “interest” on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. The Indemnity Agent, Parent, the Surviving Corporation and the Stockholders Representative shall not be responsible for any unrealized profit or realized loss realized on such investments. The Parties recognize and agree that the Indemnity Agent will not provide supervision, recommendations or advice relating to either the investment of the Indemnity Fund or the purchase, sale, retention or other disposition of any investment described herein. The Indemnity Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Indemnity Agreement.

Section 7. Liability and Compensation of Indemnity Agent.

a.

The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and no implied duties or obligations shall be read into this Indemnity Agreement against the Indemnity Agent. The Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the Parties related in any way to this Indemnity Agreement (including but not limited to the Merger Agreement), it being specifically understood that the following provisions are accepted by the Parties and the Indemnity Agent. In the event of any conflict between the terms and provisions of this Indemnity Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Indemnity Agreement, or any other agreement among the Parties, the terms and conditions of this Indemnity Agreement shall control. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. The reasonable costs and expenses of the Indemnity Agent to enforce its indemnification rights under this Section 7(a) shall also be paid by Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent

(50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to this Section 7(a), payable in the manner set forth in Section 4 hereof. The Indemnity Agent’s right to indemnification shall survive the termination of this Indemnity Agreement and removal or resignation of the Indemnity Agent. The Indemnity Agent agrees that it shall not settle or compromise any such claim to which it shall be entitled to indemnification without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

b.	The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

c.	The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the then Stockholders Representative pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it or attached thereto and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper Party or Parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

d.	The Indemnity Agent shall be entitled to its customary fee for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the “Indemnity Agent’s Compensation”). The Indemnity Agent shall render statements to Parent setting forth in detail the Indemnity Agent’s Compensation and the basis upon which the Indemnity Agent’s Compensation was computed. The Indemnity Agent’s Compensation shall be paid by Parent. To the extent Indemnity Agent’s Compensation is not paid by Parent, the foregoing shall be paid from the Indemnity Fund after written notice from the Indemnity Agent to Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to such reimbursement obligation, payable in the manner set forth in Section 4 hereof.

e.

The Indemnity Agent may resign at any time by giving thirty (30) days written notice to Parent and the Stockholders Representative; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Section 7. In such event, Parent and the Stockholders Representative shall appoint a successor Indemnity Agent or, if Parent and the Stockholders Representative are unable to agree upon a successor Indemnity Agent within thirty (30) days after such notice, the Indemnity Agent shall be entitled to petition any court of competent jurisdiction for the appointment of a successor Indemnity Agent. Such appointment, whether by Parent and the Stockholders Representative, on the one hand, or such court, on the other hand, shall be effective on the effective date of the aforesaid resignation (the “Indemnity Transfer Date”). The Indemnity Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Indemnity Fund (without any obligation to reinvest the same) and to deliver the same to a designated successor indemnity agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Indemnity Agent’s obligations hereunder shall cease and terminate. On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder.

f.	The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

g.	It is understood and agreed that in the event any disagreement among Parent and the Stockholders Representative results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Indemnity Agent in good faith is in doubt as to what action it should take hereunder, the Indemnity Agent shall retain the Indemnity Fund until the Indemnity Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Stockholders Representative directing delivery of the Indemnity Fund, in which event Indemnity Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Indemnity Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Indemnity Agent a party to the same. The Indemnity Agent shall act on such court order and legal opinion without further question.

h.	In no event shall the Indemnity Agent be liable in connection with this Indemnity Agreement for any special, indirect or consequential loss or damage of any kind whatsoever, even if the Indemnity Agent has been previously advised of such loss or damage.

i.

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Indemnity Agreement, the Indemnity Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Indemnity Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 8. Stockholders Representative.

a.	Pursuant to the Merger Agreement, the Stockholders Representative shall act as agent and attorney-in-fact for and on behalf of each of the Company Stockholders and the Company Vested Stock Optionholders receiving consideration pursuant to Article I of the Merger Agreement. The Stockholders Representative shall have full power and authority to represent all of such Company Stockholders and Company Vested Stock Optionholders and their respective successors with respect to all matters arising under this Indemnity Agreement and the Merger Agreement and all actions taken by the Stockholders Representative hereunder and thereunder shall be binding upon all such Company Stockholders and Company Vested Stock Optionholders and such successors as if expressly confirmed and ratified in writing by each of them. The Stockholders Representative shall take any and all actions which it believes are necessary or appropriate under this Indemnity Agreement and the Merger Agreement for and on behalf of such Company Stockholders and Company Vested Stock Optionholders, as fully as if such Company Stockholders and Company Vested Stock Optionholders were acting on their own behalf, including, without limitation, defending all indemnity claims pursuant to Section 8.2 of the Merger Agreement, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Parent and the Indemnity Agent under this Indemnity Agreement and the Merger Agreement, taking any and all other actions specified in or contemplated by this Indemnity Agreement and the Merger Agreement, and engaging counsel, accountants or other Stockholders Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders Representative shall have full power and authority to interpret all the terms and provisions of this Indemnity Agreement and the Merger Agreement and to consent to any amendment hereof or thereof on behalf of all such Company Stockholders and Company Vested Stock Optionholders and such successors. The person designated to be Stockholders Representative may be changed in accordance with the provisions set forth in the Merger Agreement.

b.

From time to time between the date hereof and six (6) days prior to the Distribution Date, the Stockholders Representative may deliver notice to the Indemnity Agent and Parent setting forth in reasonable detail the amount of the reasonable out-of-pocket expenses incurred by the Stockholders Representative in connection with its duties under the Merger Agreement and hereunder, in each case to the extent such expenses shall not have been reimbursed out of the

Indemnity Fund. Promptly following the Indemnity Agent’s receipt of such notice, it shall transfer to the Stockholders Representative from amounts available in the Indemnity Fund the amount set forth in such notice; provided, that the Indemnity Agent may not transfer more than $250,000 in the aggregate pursuant to this Section 8(b).

c.	At least five (5) days prior to the Distribution Date, the Stockholders Representative shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable out-of-pocket expenses incurred by the Stockholders Representative in connection with its duties under the Merger Agreement and hereunder, but only to the extent such expenses shall not have been reimbursed out of the Indemnity Fund. Such expenses shall be reimbursed from the Indemnity Fund in accordance with the provision of Section 5(b) hereof.

d.	Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of the Stockholders Representative in such Stockholders Representative’s capacity as such.

e.	A decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of all Company Stockholders and Company Vested Stock Optionholders and shall be final, binding and conclusive upon each such Company Stockholder and Company Vested Stock Optionholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of each and every such Company Stockholder and Company Vested Stock Optionholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Representative.

Section 9. Taxes.

All dividends, distributions, interest and gains earned or realized on the Indemnity Fund (“Earnings”) shall be treated as having been received by the Company Stockholders and the Company Vested Stock Optionholders and reported, as and to the extent required by law, by the Indemnity Agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Indemnity Fund by the Company Stockholders and Company Vested Stock Optionholders whether or not said income has been distributed during such year. Annex A hereto sets forth a list of each Company Stockholder’s and Company Vested Stock Optionholder’s address, Taxpayer Identification Number, and pro rata share of the Indemnity Fund and the Indemnity Agent is authorized to rely upon this information for the purposes of performing its tax reporting as set forth herein. The Stockholders Representative shall cause the Company Stockholders and Company Vested Stock Optionholders to provide to the Indemnity Agent all forms and information necessary to complete such information returns and payee statements. In the event the Indemnity Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Indemnity Agent may deduct such taxes from the Indemnity Fund. The Indemnity Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

Section 10. Representations and Warranties.

a.	Each of Parent and the Indemnity Agent represents and warrants to the other and to the Stockholders Representative that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

b.	The Stockholders Representative represents to the Indemnity Agent and Parent that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or its properties or assets may be bound.

c.	The Parties have provided the Indemnity Agent with their respective fully executed IRS Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms.

Section 11. Benefit; Successor and Assigns.

This Indemnity Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns but shall not be assignable by any Party hereto without the written consent of the other Party and the Indemnity Agent; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent’s stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder, including but not limited to the Company Stockholders, the Company Vested Stock Optionholders or any Parent Group Member.

Section 12. Termination.

a.	This Indemnity Agreement may be terminated prior to the Effective Time on the occurrence of either the following events:

i. the mutual written agreement of each of the Parties and the Indemnity Agent;

ii. the termination of the Merger Agreement, notice of which shall be provided to the Indemnity Agent by the Parties.

b.	Following the Effective Time, this Indemnity Agreement may only be terminated following the delivery of all amounts held in the Indemnity Fund and the delivery of notice by the Indemnity Agent as contemplated by Section 5(c) hereof.

Section 13. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile to the Indemnity Agent and the Parties at the following addresses (or at such other address for the Indemnity Agent or a Party as shall be specified by like notice):

If to the Indemnity Agent:

JPMorgan Chase Bank, N.A.

420 West Van Buren

Mail Code: IL1-0113

Chicago, Illinois 60606

Attention: Chris Koenig, Escrow Services

Facsimile No: (312) 954-0430

Telephone No: (248) 738-4306

If to Parent or any Parent Group Member, to it at:

Tellabs, Inc.

1415 West Diehl Road

Naperville, Illinois 60563

Attention: General Counsel

Facsimile No.: (630) 798-3231

Telephone No.: (630) 798-8800

With copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Imad I. Qasim

Facsimile No.: (312) 853-7036

Telephone No.: (312) 853-7094

If to the Stockholders Representative:

Thomas Dyal

Redpoint Ventures

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, California 94025

Facsimile No.: (650) 854-5762

With a copy to:

Lars Pedersen

Redpoint Ventures

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, California 94025

Facsimile No.: (650) 854-5762

or such other address as the Indemnity Agent, Parent or the Stockholders Representative, as the case may be, shall designate in writing to the parties hereto; provided that the Stockholders Representative may not specify more than one address at any time. Notwithstanding the above, in the case of communications delivered to the Indemnity Agent, such communications shall be deemed to have been received on the date received by an officer of the Indemnity Agent or any employee of the Indemnity Agent who reports directly to any such officer at the above-referenced office.

Section 14. Governing Law.

This Indemnity Agreement shall be governed by and construed in accordance with the laws (as opposed to conflicts of law provisions) of the State of Illinois.

Section 15. Counterparts.

This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16. Interpretation.

When a reference is made in this Indemnity Agreement to a Section or Annex, such reference shall be to a Section of, or Annex attached to, this Indemnity Agreement unless otherwise indicated. The Annexes referred to herein shall be construed with and as an integral part of this Indemnity Agreement to the same extent as if they were set forth verbatim herein. The section headings contained in this Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement. For purposes of this Indemnity Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, and (ii) the words “herein,” “hereof,” “hereby,”, “hereto” and “hereunder” refer to this Indemnity Agreement as a whole. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

Section 17. Partial Invalidity.

Notwithstanding anything else to the contrary in this Indemnity Agreement, it is the intent and understanding of each party hereto that if, in any action before any court or tribunal legally empowered to enforce this Indemnity Agreement, any term, restriction, covenant or promise in this Indemnity Agreement is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 18. Entire Agreement; Modification and Waiver.

This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the Indemnity Agent and the Parties with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment, modification or waiver is sought and acknowledged and accepted by the Indemnity Agent. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Indemnity Agreement of any such right or remedy shall preclude any other or further exercise thereof. No party to this Indemnity Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Indemnity Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 19. Security Procedures.

a. In the event funds transfer instructions are given, whether in writing, by facsimile or otherwise, the Indemnity Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Annex B, and the Indemnity Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Indemnity Agent. If the Indemnity Agent is unable to contact any of the authorized representatives identified in Annex B, no funds shall be wired until such confirmation can be accomplished as set forth in this Section 19(a). The Indemnity Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or Stockholders Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Indemnity Agent may apply any of the Indemnity Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

b. Parent acknowledges that repetitive funds transfer instructions may be given to the Indemnity Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Parent shall deliver to the Indemnity Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Annex B to this Indemnity Agreement, by facsimile or other written instruction. The Indemnity Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. The Indemnity Agent and Parent agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Parent, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. Parent acknowledges that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

Section 20. Patriot Act Disclosure.

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Indemnity Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Indemnity Agent’s identity verification procedures require the Indemnity Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Indemnity Agent with and consent to the Indemnity Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Indemnity Agent.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.

JPMORGAN CHASE BANK, N.A.

By:

Its:

TELLABS, INC.

By:

Its:

as Stockholders Representative

Signature page to Indemnity Escrow Agreement

ANNEX A

Stockholders or Vested Stock Optionholders	Indemnity Amount

Name

Address

Taxpayer Identification Number

ANNEX B

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Parent:

	Name	Telephone Number	Signature

1.

2.

3.

If to Stockholders Representative:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Parent:

	Name	Telephone Number

1.

2.

3.

If to Stockholders Representative:

	Name	Telephone Number

1.

2.

3.

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

Line Sheet for Standing Settlement Instructions

Receiving Bank	Receiving Bank	Intermediary Bank	Intermediary Bank	Beneficiary	Beneficiary	Acct to be
ABA #	Name	ABA #	Name	Name	Acct #	Debited

Exhibit C

COMPANY CHARTER

[See attached]

WICHORUS, INC.

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is WiChorus, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100 shares of common stock with a par value of $0.001 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

C-1

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

C-2

Exhibit D

FORM OF OPINION OF WILSON SONSINI GOODRICH & ROSATI

[Date]

Tellabs, Inc.

1415 West Diehl Road

Naperville, Illinois 60560

Re: WiChorus, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of October 20, 2009 (the “Agreement”), by and among Tellabs, Inc., a Delaware corporation (“Parent”), Tellabs Willow Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”) and WiChorus, Inc., a Delaware corporation (the “Company”), providing for, among other things, the merger of Sub with and into the Company, with the Company surviving the merger and becoming a direct wholly owned subsidiary of the Company (the “Merger”). This opinion letter is delivered to Parent pursuant to Section 1.15(d)(v) of the Agreement, and all capitalized terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein. Reference in this opinion letter to the Agreement excludes any schedule (other than the Disclosure Schedule) or substantive agreement attached as an exhibit to the Agreement, unless otherwise indicated herein. As used herein, “Transaction Documents” means the Agreement and the Certificate of Merger.

We have acted as counsel for the Company in connection with the negotiation, preparation and execution of the Agreement. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering the opinions set forth herein. In addition, we have received and reviewed originals or copies of such agreements, instruments, corporate records of the Company, certificates of public officials, one or more certificates of the Company as to factual matters and such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth herein. We have not independently established the facts stated in any of the foregoing. In such examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. In making our examination of documents, we have assumed that each party to any such document (other than the Company) has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

As used in the opinions or statements set forth below, the expressions “to our knowledge,” “known to us” or similar language with reference to matters of fact refer to the current actual knowledge of the attorneys of this firm who have rendered legal services in connection with the representation described in the second paragraph of this opinion letter. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth herein.

We have assumed that (i) the representations and warranties as to factual matters made by the parties to the Agreement and pursuant thereto are correct, (ii) corporate records of the Company are complete and accurate, (iii) certificates of public officials or the Company that we have received and reviewed in connection with rendering the opinions set forth herein are accurate; and (iv) the parties to the Agreement have complied and will comply with their obligations under the Agreement.

We are members of the Bar of the State of California and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We note that the parties to the Agreement have designated the laws of the Delaware as the laws governing the Agreement. The opinion in paragraph 3 below as to the validity, binding effect and enforceability of the Agreement is based solely upon the result that would be obtained if a California court were to apply the internal laws of the State of California (excluding conflicts of law principles) to the interpretation and enforcement of the Agreement.

In rendering the opinions set forth in paragraph 1 below, we have relied solely upon a copy of the certificate of incorporation of the Company certified by the Secretary of State of the State of Delaware and certificates from the Secretary of State and Franchise Tax Board of the State of California.

In rendering the opinions set forth in paragraph 5 below, we have relied solely upon a review of the certificate of incorporation and bylaws of the Company, minute books relating to meetings and written actions of the board of directors and stockholders of the Company, stock records of the Company, the relevant financing transaction documents and statements in a certificate executed by an officer of the Company relating to the capitalization of the Company, including a statement to the effect that the Company has received consideration in the amount and in the form specified by the board of directors for all of the issued and outstanding shares of capital stock of the Company.

The opinions hereinafter expressed are subject to the following additional qualifications and assumptions:

(a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(b) We express no opinion as to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

(c) We express no opinion as to the enforceability of any provision of the Agreement (i) purporting to waive broadly or vaguely stated rights, unknown future defenses, rights to damages, rights to jury trials, any statute of limitations for a period in excess of four years beyond the statutory period or the benefits of other statutory, regulatory or constitutional rights that cannot be waived or, if they can be waived, cannot be waived prospectively; (ii) providing for a choice of venue; (iii) imposing penalties, forfeitures or liquidated damages; or (iv) prescribing or varying rules of evidence, method or quantum of proof or other legal standards in a manner contrary to applicable statutes and rules of law;

(d) We express no opinion as to the enforceability of the choice of law provisions of the Transaction Documents;

(e) We express no opinion as to the enforceability of the Support and Release Agreement or any other provisions in the Transaction Documents concerning the voting of the Company’s capital stock;

(f) We express no opinion as to the effect of California Business & Professions Code 16600 et seq. as to the enforceability of any non-competition provision in the Transaction Documents; and

(g) We express no opinion as to the enforceability of indemnification and contribution provisions to the extent they may be subject to limitations of public policy and the effect of applicable statutes and rules of law.

Based upon and subject to the foregoing, and except as set forth in the Disclosure Schedule, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California.

2. The Company has the requisite corporate power to carry on its business as currently being conducted, and to execute and deliver each of the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated by the Agreement (including the Merger).

3. The execution and delivery of each of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the consummation by the Company of the transactions contemplated by the Transaction Documents (including the Merger), have been duly authorized by all necessary corporate action on the part of the Company and its stockholders and no further action is required on the part of the Company or its stockholders to authorize any Transaction Document or the transactions contemplated by the Transaction Documents (including the Merger). The Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by each other party thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated by the Transaction Documents (including the Merger), do not and will not conflict with or result in any violation of or default under any provision of the Company’s Amended and Restated Certificate of Incorporation or Bylaws, and, do not and will not violate, conflict with, result in any breach of or constitute a default under any judgment, decree or order that is known by us to be applicable to the Company.

5. Immediately prior to the Effective Time, the authorized capital stock of the Company consisted of (i) [            ] shares of Company Common Stock, of which on the date hereof [            ] shares are issued and outstanding and (ii) [            ] shares of Company Preferred Stock, of which on the date hereof (A) [            ] shares have been designated Series A Preferred Stock, of which on the date hereof [            ] shares are issued and outstanding, (B) [            ] shares have been designated Series B Preferred Stock, of which on the date hereof [            ] shares are issued and outstanding, (C) [            ] shares have been designated Series B-1 Preferred Stock, of which on the date hereof [            ] shares are issued and outstanding, (D) [            ] shares have been designated Series C Preferred Stock, of which on the date hereof [            ] shares are issued and outstanding. [            ] shares have been reserved for issuance pursuant to the Company’s 2005 Stock Plan. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.2 of the Agreement, to our knowledge, there are no outstanding options, warrants, preemptive rights, rights of first refusal or similar rights to subscribe for or acquire any securities of the Company.

6. No consent, approval or authorization of or designation, declaration or filing with any federal or other governmental authority is required in connection with the consummation of the Merger, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Notification and Report Form with the Federal Trade Commission in connection with the HSR Act.

* * *

In addition, to our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there are no actions or, proceedings pending or overtly threatened in writing against the Company that seek to enjoin or otherwise challenge the transactions contemplated by the Transaction Documents or in any manner draw into question the validity of the Transaction Documents.

[remainder of page intentionally left blank]

This opinion letter is furnished to Parent solely for its benefit in connection with the Merger, and may not be relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may arise or be brought to our attention after the date of this opinion letter that may alter, affect or modify the opinions or statements expressed herein.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

Exhibit E

CERTIFICATION TO PARENT UNDER

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

[DATE: do not date more than 20 days before Closing]

Tellabs, Inc.

Ladies and Gentlemen:

In connection with the merger of Tellabs Willow Corp., a Delaware corporation (“Sub”) and a direct wholly owned subsidiary of Tellabs, Inc., a Delaware corporation (“Parent”), with and into WiChorus, Inc., a Delaware corporation (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of                         , 2009, (the “Agreement”), Parent and Sub have requested a statement from the Company pursuant to Treas. Reg. §§ 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not, and has not been, a “United States real property holding corporation” and that the interests of those cancelling and converting stock of the Company pursuant to the Agreement do not constitute “U.S. real property interests.”

Therefore, the Company states to Parent and Sub as follows:

The Company is not, nor has the Company been, a United States real property holding corporation (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations) at any time during the previous five year period ending on [date of closing] and shares of stock of the Company held by those cancelling and converting stock pursuant to the Agreement do not constitute “U.S. real property interests” as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

The undersigned understands that this statement will be disclosed to the Internal Revenue Service.

E-1

Under penalties of perjury I declare that I have examined this statement and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I am a responsible corporate officer of the Company and have authority to sign this document on behalf of the Company.

WICHORUS, INC.

By:
Name:
Title:

E-2

Exhibit F

NOTIFICATION TO INTERNAL REVENUE SERVICE

OF CERTIFICATION TO PARENT UNDER

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

AND TREAS. REG. § 1.897-2(h)(2)

[DATE: Date as of Closing Date and send to IRS no later than 30 days after date of certification to Parent set out in Exhibit A]

Director, Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Ladies and Gentlemen:

In connection with the merger of Tellabs Willow Corp., a Delaware corporation (“Sub”) and wholly owned subsidiary of Tellabs, Inc., a Delaware corporation (“Parent”) with and into WiChorus, Inc., a Delaware corporation (the “Company”) pursuant to an Agreement and Plan of Merger, dated as of                     , 2009, (the “Agreement”), Parent and Sub requested a statement from the Company pursuant to Treas. Reg. §§ 1.897-2(h)(1) and 1.1445-2(c)(3). A copy of the statement furnished to Parent and Sub is attached.

This notification is being given pursuant to Treas. Reg. § 1.897-2(h)(2) and, in accordance therewith, the Company hereby provides the following information:

1.	The Company’s address is .

2.	The Company’s U.S. employer identification number is .

3.	The statement provided to Parent and Sub was not requested by any foreign interest holder; it was requested by Parent and Sub as contemplated in Treas. Reg. § 1.1445-2(c)(3)(i) (last sentence). Parent’s address is , and its U.S. employer identification number is . Sub’s address is , and its U.S. employer identification number is .

4.	The Company is not, nor has the Company been, a United States real property holding corporation (within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations) at any time during the previous five year period ending on [date of closing], and shares of stock of the Company held by those cancelling and converting stock pursuant to the Agreement do not constitute “U.S. real property interests” as that term is defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

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Under penalties of perjury I declare that I have examined this notice (and the statement attached hereto) and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I am a responsible corporate officer of the Company and have authority to sign this document on behalf of the Company.

WICHORUS, INC.

By:
Name:
Title:

Attachment: Statement to Parent and Sub

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